SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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W. R. BERKLEY CORPORATION

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W. R. BERKLEY CORPORATION

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

Tel: (203) 629-3000 • Fax: (203) 769-4098

To our fellow shareholders:

Thank you for your continued ownership and support of W. R. Berkley Corporation. Your vote is important to us, and on behalf of our Board of Directors, we encourage you to cast your vote on the items discussed in the Proxy Statement using the attached proxy card or by voting via telephone or online.

2019 was another year of strong performance by our Company. We responsibly grew our business while rewarding shareholders with an outstanding 43.7% total shareholder return that included $308 million of special and ordinary dividends. In addition, our employees continued to support the communities where we live and work. We are not only proud of what we have achieved, but also how we accomplished it.

We were able to achieve these results because W. R. Berkley Corporation is a company with a truly long-term perspective. It comes about because our management team and our Board of Directors are long-term shareholders, who, in many cases, have held their stock for decades. In addition, a significant number of our employees own our stock. We believe this distinguishes our Company.

This long-term perspective drives our commitment to and expertise in managing the insurance cycle and volatility. Our constant examination of risk and our awareness of the potential impact of unforeseen risks have enabled us to deliver superior risk-adjusted returns and create tremendous value for our shareholders for more than 50 years.

The Board also works with management to prepare for the future. Because the culture of our enterprise, the people who comprise it, and their entrepreneurial spirit have been the driving force behind our long-term success, encouraging and maintaining that entrepreneurism is critical to our future. The Company has invested heavily in our people and in developing the behaviors that foster innovation to make us even more valuable to our clients and customers—even when that means disrupting ourselves.

These are unprecedented times, to say the least, and our lives have been disrupted like never before. Our ability to navigate the uncertainty brought about by the COVID-19 crisis will, like all other periods of uncertainty that have come before, depend upon the resiliency and courage of our people. They are rising to the occasion and continuing to meet the needs of our stakeholders. We sincerely hope that you and your families and colleagues are managing well and staying safe.

We and our management team continue to be the Company’s largest shareholders. The direct line of communication with our non-management shareholders has never been stronger, and we look forward to continuing the dialogue with you, our fellow owners. The talent, passion and innovation of our people continues to inspire us, and we thank them for their constant efforts. Our people are what keep this Company great, and we remain optimistic that our dedication to our values will allow us to continue to deliver superior risk-adjusted returns and growth in shareholder value in the future.

Sincerely,

William R. Berkley	W. Robert Berkley, Jr.
Executive Chairman	President and Chief Executive Officer

“Always do right. This will gratify some people and astonish the rest.”

— Mark Twain

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Friday, June 12, 2020 at 1:30 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the four nominees named in the accompanying proxy statement;

(2)	To approve and adopt an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000;

(3)

To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, or “say-on-pay” vote;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020; and

(5)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Company’s Board of Directors has fixed the close of business on April 15, 2020 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) developments; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the Annual Meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please refer to the Events and Presentation tab of our corporate website at https://ir.berkley.com/news-and-events/events-and-presentations/default.aspx for updated information. If you are planning to attend our Annual Meeting in person, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

By Order of the Board of Directors,

IRA S. LEDERMAN

Executive Vice President and Secretary

Dated: April 27, 2020

W. R. BERKLEY CORPORATION PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS June 12, 2020

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment thereof. On April 27, 2020, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the year ended December 31, 2019.

2020 Annual Meeting of Stockholders

Date and Time:	Friday, June 12, 2020 at 1:30 p.m.

Location:	W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830

Record Date:	April 15, 2020

Proposal	Discussion Beginning on Page	Vote Required to Adopt Proposal	Board Recommendation	Broker Discretionary Voting Allowed	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of four directors	22	Majority of the votes cast at the Annual Meeting (i.e., more shares voted “FOR” election than “AGAINST” election)	FOR	No	No effect	No effect
2. Approval of an Amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000	28	The vote of the holders of a majority of the stock outstanding and entitled to vote at the Annual Meeting	FOR	Yes	Same effect as a vote against	Not applicable
3. Non-binding advisory vote to approve the 2019 compensation of our named executive officers	29	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	No	Same effect as a vote against	No effect
4. Ratification of appointment of independent registered public accounting firm for 2020	31	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	Yes	Same effect as a vote against	Not applicable

In order for business to be conducted, a quorum of a majority of our common stock outstanding and entitled to vote must be present either in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. The effects of abstentions and broker non-votes on the matters to be voted on are described in the table above.

2020 Proxy Statement	1

ALIGNMENT WITH STOCKHOLDER INTERESTS

LONG-TERM VALUE CREATION

Performance	Governance	Alignment
MANAGEMENT AND THE BOARD OF DIRECTORS ARE FOCUSED ON LONG-TERM VALUE CREATION	CORPORATE GOVERNANCE IS ALIGNED WITH LONG-TERM PERSPECTIVE	COMPENSATION PROGRAMS ARE DESIGNED TO ALIGN INTERESTS WITH STOCKHOLDERS

✓Superior risk-adjusted underwriting results Pages 3, 5, 60, 62

✓Above average risk-adjusted investment returns Pages 3, 6, 8, 62

✓Prudent capital management Pages 3, 8, 62

✓Disciplined cycle management is key to long-term success Page 4

✓We grow when pricing is strong and are willing to reduce volume when prices are inadequate Page 4

✓We effectively manage volatility, including from catastrophic events Pages 5, 6, 62

✓We pursue strategies designed to build value for the future Page 6

✓Over the long term, our return on equity (“ROE”) and total value creation have consistently outperformed the industry and our peers Pages 6, 8, 60, 62

✓Our total value creation over the last 15 years has been achieved with significantly less volatility than peers Page 6

✓Our three-year average ROE ranks in the 72nd percentile of our peers Pages 12, 60

✓Average annual gain in book value per share (with dividends included) since our first full year as a public company in 1974 of 16.8% has outpaced the S&P 500® Index by 4.3 points Page 8

✓82% independent directors Pages 16-17, 34

✓Board members bring diverse backgrounds, skills, experience and perspectives Pages 15, 24-27, 37-38

✓Diversified tenure of directors balances Board refreshment with benefit of overseeing the Company over the full insurance cycle Pages 15-16, 40

✓33% of independent Board members refreshed in 3 years Pages 15, 16, 40

✓Separate Executive Chairman and Chief Executive Officer Pages 33, 38-39

✓Alternating presiding director at executive sessions of Board of Directors provides three directors the opportunity to act as independent lead Pages 17, 38-40

✓Significant required stock ownership by NEOs and directors. Policy prohibits pledging shares used to satisfy ownership requirements. Shares must be held until separation from service Pages 11-12, 50, 67-68, 82

✓Directors and executive officers as a group own 22.3% of the Company’s stock as of March 31, 2020 Page 88

✓Board oversight of Enterprise Risk Management with ERM management committee that periodically reports to the Board Page 41

✓Board oversight of Environmental, Social and Governance with ESG management committee that periodically reports to the Board Pages 18, 42-44

✓Board oversight of human capital management and corporate culture as most important intangible driver of long-term value creation Pages 19, 45-46

✓CEO and Named Executive Officer (“NEO”) compensation are 91% and 82%, respectively, performance based and at-risk Pages 9, 50

✓64% of CEO and 56% of NEO compensation are long-term and subject to clawback Pages 9, 50

✓NEOs do not receive any shares from vested Restricted Stock Unit awards until separation from service Pages 9, 11, 50-51, 57

✓Annual cash incentive awards are performance-based and non-formulaic to discourage short-term oriented behavior that can hurt long-term performance Pages 10, 50-55

✓Determination of the NEOs’ annual cash incentive awards is based on financial performance for the current year, financial performance compared to peers, and contributions to long-term value creation Pages 10, 51, 55

✓100% of long-term compensation, and 70% of CEO’s incentive compensation, is formulaic Page 9

✓Executive Chairman’s compensation reflects his active role in strategy and investments and his instrumental role in the strategy and investment opportunities that have generated significant realized gains Pages 13-14

✓Our CEO compensation is well-aligned with performance, which ranks in the top quartile of our peers Pages 12, 60

✓Compensation peer group comprised of relevant industry peers Pages 12, 59

FUNDAMENTAL UNDERSTANDING THAT PROPERTY CASUALTY INSURANCE IS A LONG-TERM AND CYCLICAL BUSINESS

2	W. R. Berkley Corporation

2019 Business Highlights

12.5%	$3.52	$33.12
Return on Stockholders’ Equity averaged 12% over the past 5 years.	Net Income Per Diluted Share grew 9% over the past 5 years.	Book Value Per Share grew 37% over the past 5 years.

Profitable growth in an improving rate environment, combined with consistent investment income, drove modest increases in the Company’s net income per share and return on equity in 2019, despite strong competition and a continued low interest rate environment. Combined with prudent capital management, these results enabled our book value per share growth to continue.

93.8%	$7.9B	7%
Combined Ratio averaged 94.8% over the past 5 years.	Total Revenues increased 11% over the past 5 years.	Net Premiums Written grew 14% over the past 5 years.

Net premiums written grew by nearly 7% in 2019, which is their fastest rate of growth in five years. The growth was fueled by accelerating rate increases in all lines of business, except workers’ compensation. Our underwriting continued to outperform with a combined ratio that was 4.4 points better than the property casualty insurance industry’s 98.2%, despite the absence of major industry catastrophe losses.

Our Company has maintained its underwriting discipline by targeting areas of the market that we believe have greater return potential, while de-emphasizing less attractive sectors. Results have also benefited from our continued focus on terms and conditions, attachment points and limits and our risk selection, as well as expense reductions.

Appropriately managing the insurance pricing cycle has been critical to our long-term success, and our organization was built to navigate cyclical market conditions.

Our financial performance allowed us to reward our stockholders by returning approximately 48% of net income through special and ordinary dividends and share repurchases. Our total stockholder return was amongst the best in our peer group.

2020 Proxy Statement	3

PROXY SUMMARY

Our Business Must Be Managed with a Long-Term Perspective

The property casualty insurance business has historically been cyclical. It can take an extended time for insured losses to be reported, ultimate costs to be determined and final payments to be made, especially for liability claims. The uncertainty of insurers’ ultimate loss costs and fluctuating competitive conditions result in alternating periods of “hard” markets (more profitable for insurers) and “soft” markets (less profitable for insurers). Various lines of property casualty insurance generally improve (or deteriorate) concurrently, but not necessarily at the same pace, and can at times move in different directions.

Because this cyclicality can cause variability in results over time, an insurer’s results should be considered over the entire length of the cycle.

We manage our business to outperform over the full insurance cycle. Managing a property casualty insurance company for the long term requires discipline throughout the cycle, especially in soft markets. Companies that are too aggressive in soft markets can suffer large losses later, while increasing volume in hard markets can lead to profitable growth.

The Classic Insurance Cycle

We will forgo top-line growth when prudent and pursue top-line growth when advantageous to maximize long-term profitability.

4	W. R. Berkley Corporation

PROXY SUMMARY

Losses from large events cause significant volatility in industry results. We seek to maximize returns on a risk-adjusted basis. As a result, our historical catastrophe losses from major industry events have been significantly lower than industry averages.

We manage our business with an appropriate consideration of volatility in analyzing risk.

The lack of volatility in our results has contributed to superior long-term performance.

The graph above on the left shows how our accident year loss ratios have outperformed the property casualty insurance industry for over 10 years. Accident year loss ratios are a key measure of profitability, representing accident year losses as a percent of earned premium. (A lower loss ratio is better.) The graph above on the right shows the impact of catastrophe losses on those loss ratios, and dramatically less volatility for our Company.

Our outperformance is a tribute to our disciplined underwriting and risk management.

The cornerstone to long-term success is understanding risk-adjusted return. All returns are not created equal, and we are conscious of the risks we are taking to achieve our returns and create stockholder value.

2020 Proxy Statement	5

PROXY SUMMARY

We seek to maximize returns on a risk-adjusted basis over the long term by limiting volatility in all aspects of our business. Catastrophes are only one source of volatility for property casualty insurance companies. Factors like rising loss costs, social inflation, and changes in the judicial or political climate can drive volatility. We attempt to address these risks through pricing, terms and conditions, and risk selection and by focusing on products with low individual policy limits, primarily issuing policies with defined aggregate limits, and attempting to avoid unfavorable or unpredictable political or legal environments.
Based on a composite of 27 property and casualty insurers. Excludes companies with coefficients of variation that exceed 275%. Source: Dowling & Partners.

Over the long term, we have created more value for stockholders with less volatility than most of our peers.

Strategies that we pursue to create long-term value may result in short-term expenses, but they ultimately benefit long-term ROE and build value for the future. An example is our strategy of starting businesses rather than acquiring them. Costs are expensed as they occur, avoiding the creation of intangible assets. This allows us to build the business in a more controlled way, and develop a culture at each operating unit that is consistent with our values.

We make long-term decisions to enhance long-term ROE and build stockholder value.

Investing for capital gains enhances our ROE. Our total-return investment strategy is designed to support our long-term return. In response to the extended low interest rate environment, we have increased our investments in private equity, real estate and other asset classes. These changes have caused us to give up some current investment income, but the gains have ultimately benefited our ROE when viewed over longer periods.

We remain focused on total risk-adjusted return for stockholders.

6	W. R. Berkley Corporation

PROXY SUMMARY

We continue to have the potential to realize a significant amount of off balance sheet unrealized gains. For certain of our investments, accounting rules depart from the underlying economics and require us to carry the investments at a value other than fair value. The appreciation in the value of certain of these investments is therefore not fully reflected in our book value until they are sold, and we have the ability hold these assets during times of market stress.

Net realized gains on investment sales have contributed an average of approximately 3% per year to our ROE over the past 8 years.

We maintain a strategic posture with respect to inflation. Because of the extended low interest rate environment and relatively flat yield curve, we shortened the duration of our bond portfolio over the past several years to less than 3 years, while maintaining its high quality with an average rating of AA-. As a result, there has been less volatility in our book value from mark-to-market accounting and we are better able to manage the uncertain interest rate environment.

As investment income is an important component of our economic model, we will continue to position our portfolio to take advantage of opportunities to manage the yield curve as well as the impact of potential inflation.

2020 Proxy Statement	7

PROXY SUMMARY

Our Long-Term Perspective Has Driven Superior Stockholder Value Creation

Since our initial public offering, our growth in book value per share with dividends compounded has far outpaced the S&P 500® Index. Our long-term approach to our business and careful exposure management have resulted in strong profitability, below average volatility and superior long-term value creation for stockholders.

Note: W. R. Berkley Corporation’s book value per share has been adjusted for stock dividends paid from 1975 to 1983. Stock dividends were 6% in each year from 1975 to 1978, 14% in 1979, and 7% in each year from 1980 to 1983. The Company has paid cash dividends each year since 1976.

We have delivered superior returns to stockholders over the past 15 years. The Company’s total stockholder return (“TSR”) over the past 15 years has exceeded by a wide margin the TSR of the S&P 500® Index and the S&P 500® Property & Casualty Insurance Index, as illustrated in the graph to the right.

The S&P 500® Property and Casualty Insurance Index consists of Allstate Corporation, Chubb, Ltd., Cincinnati Financial Corporation, Progressive Corporation, The Travelers Companies, Inc., and W. R. Berkley Corporation (added Dec. 2019).

There is a strong correlation between long-term value creation and long-term total stockholder return, as shown by the accompanying graph. The correlation improves over long periods of time. We have been a top performer compared to our compensation peer group over the past 15 years.

8	W. R. Berkley Corporation

PROXY SUMMARY

Our Compensation Programs Are Structured to Align Employees’ and Directors’ Interests With Those of Stockholders by Rewarding Long-Term Value Creation and to Retain Top Talent

Talent and expertise are the ultimate differentiators in our business. The combined expertise of our people in underwriting, risk management, claims handling and investing has delivered outstanding risk-adjusted returns. Our compensation programs appropriately balance short-term with long-term incentives and our long-term incentive compensation awards vest after periods that are longer than the average duration of our liabilities. In addition, NEOs and other senior executives must hold their RSUs until separation from service, and the RSUs are subject to clawback in the event the recipient engages in misconduct or breaches post-employment obligations, which expire one year after separation. This is a distinct model that separates us from many of our competitors.

Our NEO compensation reflects our performance-based philosophy and our emphasis on the long term. The great majority of compensation for our CEO and all other NEOs is linked to Company performance and the creation of stockholder value, and most of their compensation is long-term.

References to NEOs in this Proxy Summary include an additional executive who is not considered an NEO. See page 49.

➣	Annual cash incentive award is directly linked to performance as described on pages 61-63.	➣	Performance-based RSUs are earned based on ROE performance over a period that is longer than our loss reserve duration of approximately 4 years. They are mandatorily deferred until separation from service.	➣	Long Term Incentive Plan (“LTIP”) awards are directly linked to growth in book value over five years, which is longer than our loss reserve duration of approximately 4 years.

Compensation values reflected in the above illustration are based on 2019 base salary, the annual cash incentive award for 2019, the potential maximum value of the LTIP award for the 2019-2023 performance period, and the potential maximum value of the 2019 performance-based RSU grant.

2020 Proxy Statement	9

PROXY SUMMARY

Annual Cash Incentive Awards

Annual cash incentive awards are performance-based and are primarily based on annual ROE, with additional consideration for non-financial goals and value creation items. Determination of an NEO’s annual cash incentive compensation award is based on the Company’s financial performance for the current year, the Company’s financial performance compared to peers, and the NEO’s contributions to long-term value creation. This structure provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that is detrimental to long-term value creation. Over the long term, changes in annual cash incentive awards have followed the same trend as changes in annual ROE.

            Trends in Annual Incentive Awards and ROE

Please see pages 50-55 and 61-63 for additional information and key metrics.

10	W. R. Berkley Corporation

PROXY SUMMARY

Performance-Based Restricted Stock Units (“RSUs”)	RSUs vest based on our ROE performance and use a series of rolling three-year performance periods, with the last period extending five years from the grant date.

Please see pages 50-52, 56-57 and 63-65 for additional information.

Mandatory Deferral and Clawback: Key Features of our RSUs and Critical Differentiators. For our NEOs and other senior executives, shares earned upon vesting of RSUs are mandatorily deferred. Executives have no ability to monetize vested RSUs, which have significant value, until they leave the Company. We are able to claw back vested shares/share units if an executive engages in misconduct or breaches post-employment obligations, which include actions that are competitive with the business interests of the Company. Such obligations expire one year after separation.

Long-Term Incentive Plan (“LTIP”)	LTIP awards are performance-based awards that pay in cash after five years. This cash component of long-term compensation is designed to provide liquidity to our executives because of the restrictive nature of the RSUs, where executives have no ability to monetize vested RSUs until they leave the Company. For awards granted since 2015, full payout is attained only if the Company’s book value per share before dividends and share repurchases grows at an annualized rate of 12.5%.

Please see pages 50-52, 56-57 and 65-66 for additional information.
		2015 –2019 Cycle	2016 – 2020 Cycle	2017 –2021 Cycle	2018 – 2022 Cycle	2019 – 2023 Cycle
	Years Completed in 5-Year Cycle	5	4	3	2	1
	Accrued Value as of December 31, 2019 (% of Maximum)	100%	76.4%	52.1%	34.9%	13.4%

NEO Stock Ownership Please see pages 51 and 67-68 for additional information.	The Board’s policy requires significant stock ownership by our NEOs, and prohibits pledging of shares used to satisfy our NEO stock ownership requirements. Our NEOs (other than one relatively new NEO) hold stock worth between 10 and 153 times our ownership guideline requirements.

2020 Proxy Statement	11

PROXY SUMMARY

Director Compensation Please see pages 82-83 for additional information.	Our directors’ interests, like our management’s, are aligned with those of our stockholders through meaningful stock ownership. Continuing directors are granted shares of the Company’s common stock on an annual basis, constituting a substantial portion of their compensation, and such shares are required to be held until the director is no longer a member of the Board. To further enhance alignment, our director stock ownership guidelines require directors with four or more years of tenure to own shares with a value equivalent to five times the annual stipend, or $420,000. Accordingly, all of our non-management directors with at least four years of service own shares in excess of the required amount, holding shares worth between 4 and 109 times their ownership guideline requirements, and many defer cash fees into phantom stock shares.

Pay and Performance Alignment Please see page 60 for additional information.

Three-year performance versus CEO pay for the Company is well-aligned as compared with our compensation peer group.

We believe it is important to compare the Company’s performance to a peer group comprised primarily of property and casualty insurance underwriters with whom we compete for business, talent and capital. Our peer group includes companies across a wide range of market capitalization, as well as many that are members of the same stock index as our Company.

Peers include Alleghany Corporation, American Financial Group, Inc., Arch Capital Group Ltd., Axis Capital Holdings Limited, Chubb Limited, CNA Financial Corporation, Everest Re Group, Ltd., Fidelity National Financial, Inc., The Hartford Financial Services Group, Inc., Markel Corporation, The Progressive Corporation, RenaissanceRe Holdings Ltd. and The Travelers Companies, Inc.

12	W. R. Berkley Corporation

PROXY SUMMARY

NEO Compensation in 2019 Reflects Our Results

2019 Results were strong. The Company’s ROE increased to 12.5% as improvement in the underwriting environment accelerated and net premiums written grew by nearly 7%. Please see 2019 Business Highlights on page 3.

Cash incentive awards in 2019 for our NEOs, except Mr. Baio, remained constant in comparison to 2018, reflecting our overall results compared to results for the prior year. Mr. Baio’s increase generally equalized his total compensation with that of the other NEOs who are also executive vice presidents. The absolute amount of the awards recognized the Company’s strong performance in a difficult environment.

These awards were determined principally by evaluating the Company’s ROE. Other metrics are utilized to inform the Compensation Committee about the industry-specific and general economic environment in which these results were achieved. Please see pages 61-63.

RSUs and LTIP Awards are Performance-Based and Continue to Incentivize Long-Term Value Creation Please see pages 63-66 for additional information.	The potential dollar value of performance-based RSUs granted to our NEOs except Mr. Baio was flat compared to 2018, as was the potential value of LTIP awards. Mr. Baio’s increase generally equalized his total compensation with that of the NEOs who are also executive vice presidents. These awards are intended primarily to motivate future long-term performance rather than to differentiate and reward recent performance, so the amounts granted tend not to vary with short-term performance as much as cash incentive awards do. These amounts are at risk and actual amounts earned may be less than their maximum value, depending upon our future performance.

Executive Chairman’s Compensation Reflects the Importance of His Ongoing Role	As Executive Chairman, Mr. Wm. Berkley maintains an active and significant presence in the Company, as reflected by his overall level of compensation. He continues to provide executive services to the Company by working with senior management to source, evaluate and implement strategic business and investment opportunities that promote long-term stockholder value creation. He was instrumental in developing our total return investment strategy and in identifying the opportunities that have resulted in significant realized gains over the past several years. In addition, he continues to work actively to recruit and develop talent, enhance intellectual capital and corporate culture and provide corporate memory. In conjunction with the CEO, he directs government and industry outreach to inform public policy, provides industry thought leadership and contributes to stockholder outreach. He also provides direction concerning strategic leadership issues.

2020 Proxy Statement	13

PROXY SUMMARY

Nevertheless, his compensation has decreased by 28% since 2015, reflecting the increasing responsibilities of Mr. Rob Berkley in managing the operations of the Company since assuming the CEO role, and despite 10% growth in revenue and 35% growth in net income over the same period. The Compensation Committee considers the level of Mr. Wm. Berkley’s compensation annually.

Compensation values reflected in the above graph is based on 2019 base salary, the annual cash incentive award payment for 2019, the potential maximum value of the LTIP award for the 2019-2023 performance period, and the potential maximum value of the 2019 performance-based RSU grant.

14	W. R. Berkley Corporation

PROXY SUMMARY

Our Corporate Governance Is Aligned with Our Long-Term Perspective

Board Diversity and Experience Please see pages 24-27 and 37-38 for additional information.

We value having directors with diverse perspectives and experience. Each director has served in leadership roles and has significant experience in areas relevant to the Company. Jonathan Talisman was elected to the Board of Directors in 2019, following the addition of Leigh Ann Pusey in 2018 and María Luisa Ferré in 2017. The addition of these directors refreshed our Board while enhancing its diversity.

Board Tenure Please see page 40 for additional information.	Given the complexity and long-term nature of our business, our Company is best served by having a Board with an in-depth understanding of our Company and industry. Developing that expertise takes time, and directors who have overseen our business over the full cycle are most effective. The addition of new directors in recent years provides for a period of transition with certain long-tenured directors. Their overlap provides the opportunity for education, mentorship and stability. The tenure of our independent directors is distributed across periods that could be considered in the insurance industry to be relatively short-term, medium-term and long-term, providing a balance of perspectives.

2020 Proxy Statement	15

PROXY SUMMARY

Board Refreshment Please see page 40 for additional information.

The Nominating and Corporate Governance Committee and members of the Board identify well-qualified candidates who may have different skills or backgrounds needed for the Company to execute its strategic vision. Over the last three years, we have refreshed one-third of the independent Board members, as well as one-quarter of the Compensation Committee, 38% of the Nominating and Corporate Governance Committee and one-half of the Audit Committee. In looking for candidates, we start with character, seeking candidates with the highest standards, who are committed to upholding our values and who will be independent, strong stewards of our investors’ capital. Then, as we go through the process of assessing future Board recruitment needs, we look to recruit candidates from different backgrounds so that they can contribute to the cognitive diversity on the Board. We continue to search for directors who can bring value, expert advice and diversity.

The Committee identifies director candidates with the advice and assistance of internal and external advisors as it deems appropriate.

Director Independence and Involvement

All of our directors, other than Messrs. Wm. and Rob Berkley, are independent.
The Board of Directors held five meetings during 2019. Each director attended
100% of the meetings of the Board of Directors and of each Board committee on which he or she served, except one director who attended 92% of such meetings. Eight of the ten directors then serving attended the Company’s 2019

Annual Meeting.

Please see pages 24-27 and 34-35 for additional information.

Committees
	Audit	Business Ethics	Compensation	Nominating and Corporate Governance	Executive

Meetings in 2019	9	1	4	3	None

16	W. R. Berkley Corporation

PROXY SUMMARY

Board Leadership Structure

Our Executive Chairman, Mr. Wm. Berkley, helps the Board identify strategic priorities, leads the Board in oversight responsibilities and facilitates and presides over Board meetings. He is our largest stockholder with approximately 20% of our common stock, founded the Company in 1967 and has led it for over 50 years. The Board believes that his familiarity with the Company’s business and industry and his unique perspective on the Company’s culture and values position him to understand the issues, opportunities and challenges the Company faces and to lead the Board in discussions and implementation of strategy.

Nine of our eleven directors are independent, including all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees. The independent directors have extensive leadership experience, provide oversight, meet regularly in executive sessions without any members of management present and have full access to the Company’s management. The presiding director of these executive sessions alternates among three independent directors. The Board of Directors believes that this structure provides different directors with diverse views the opportunity to act as independent lead, providing the Company with more effective governance than having a fixed independent lead.

The Board believes that its structure and process provide each director with an equal stake in the Board’s actions and oversight role and make them equally accountable to stockholders, while providing for effective checks and balances to ensure the exercise of independent judgment. This structure and these processes are reviewed periodically, including upon a change in directors.

Please see pages 38-40 for additional information.

2020 Proxy Statement	17

PROXY SUMMARY

Oversight of Stock Pledging by our Executive Chairman

Our policy prohibits the pledging of shares used in fulfillment of our stock ownership guidelines, and no NEO other than Mr. Wm. Berkley has ever pledged any shares. Mr. Wm. Berkley, our founder and Executive Chairman, has pledged a portion (23%) of the stock he owns in our Company. As of March 31, 2020, his unpledged shares, representing more than 77% of his total ownership, were 153 times his ownership requirement. The pledging is a unique circumstance given that he is the Company’s founder and served as its Chairman for over 50 years. The Compensation Committee annually reviews his pledging, and Mr. Berkley notifies the Chair of the Compensation Committee of any meaningful changes in his pledging. As Mr. Wm. Berkley continues to reduce his pledging in a responsible manner, the Compensation Committee continues to be comfortable with the pledging.

➣  Pledging a portion of his holdings gives Mr. Wm. Berkley financial flexibility while maintaining his significant ownership.

➣  He has not sold a single share of stock since 1969, including during economic downturns, other than in connection with the cashless exercise of stock options or to cover taxes due upon vesting of restricted stock awards.

Please see pages 71-72 for additional information.

➣   He has reduced his pledged shares by almost 19.1 million (69%) since 2011, including approximately 4.5 million since 2017. As of March 31, 2020, his unpledged shares represent more than 77% of his total ownership, with a total market value of approximately $1.53 billion.

Environmental, Social and Governance

Doing the right thing for our people, our communities and our environment engenders the trust of our customers, distribution partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of our constituents. The simple concept of doing the right thing embodies the principles that guide the way we do business. It is embedded in our culture and exemplified by our employees every day.

Our Board of Directors believes that oversight of environmental, social and governance (“ESG”) issues is a key responsibility of the entire Board of Directors. In early 2019, we established an ESG management committee to periodically report to the Board and began an assessment of our most important environmental and social issues. We released an inaugural ESG report in 2019 that we expect to build upon in the years to come. The Company annually reports on climate risk to the National Association of Insurance Commissioners, and has been recognized by Ceres as demonstrating leadership in addressing climate risk.

Please see pages 42-44 and our website for additional information.

18	W. R. Berkley Corporation

PROXY SUMMARY

Board Oversight of Human Capital Management and Corporate Culture Please see page 45-46 for additional information. Please see our video, The Berkley Story, on www.berkley.com.

Our Board of Directors believes our people are our greatest asset and that our corporate culture has been the most important intangible value driver of our sustained long-term growth in stockholder value. We are focused on creating a respectful, rewarding, diverse, and inclusive work environment that allows our employees to build meaningful careers. The success of these human capital management objectives is essential to our strategy, as it is our people who drive our success. The Board has identified the elements of corporate culture necessary to achieving our goals and their key drivers. With full Board oversight of Risk Management, among other activities, and regular interactions with employees beyond corporate senior management, Board members have visibility into and receive timely feedback on human capital management and cultural issues that may affect our business.

As meaningful stockholders, our directors have an independent ownership perspective and a vested interest in cultivating talent and perpetuating a culture that facilitates the execution of our long-term objectives. The contributions to long-term value creation component of our Annual Incentive Compensation Plan ties human capital management and culture to NEO compensation.

2020 Proxy Statement	19

PROXY SUMMARY

Stockholder Outreach

Compensation Committee Response to Say-on-Pay Advisory Vote Results and Investor Feedback. Last year, the Company’s say-on-pay vote was approved, receiving affirmative support of 97% of the shares voted. Our enhanced outreach, disclosure and presentation have resulted in a dramatic increase in say-on-pay support since 2015, particularly among our largest stockholders and those with whom we have engaged. We are pleased by the significant improvement in support of our executive compensation programs and strive to maintain an open dialogue with our stockholders.	(1) Total votes cast “for” divided by total votes “for” or “against”

In 2019 and 2020, we again reached out to many of our stockholders, representing 65% of the outstanding shares of the Company not held by management. We met, spoke to or corresponded with stockholders representing 60% of the outstanding shares of the Company not held by management, including several who declined meetings. Many of those that declined to speak with us indicated that they were comfortable with our governance and compensation practices or that they were satisfied with our prior outreach.

The predominant message we received from our outreach was that, in general, our investors appreciate the alignment of our executive compensation programs with stockholder interests and of our governance practices with the unique nature of our business, as well as our responsiveness to emerging issues. A small number of investors indicated a preference for aligning certain governance practices with their specific guidelines even as they recognize that one size does not fit all. However, they did not consider these to be voting issues, and there were no requests for modifications to our compensation programs or governance practices. Much of our outreach discussion centered on environmental and social issues, including climate risk and human capital management. These topics are discussed in our Sustainability Report, which can be found on our Investor Relations website.

20	W. R. Berkley Corporation

PROXY SUMMARY

Cumulative Program Changes in Response to Stockholder Outreach

The Compensation Committee has made a number of changes to the executive compensation program in response to stockholder feedback over recent years. These changes and other changes made to our corporate governance and proxy disclosure in recent years are summarized in the table below.

Feature	2013	2014	2015	2016	2017	2018	2019	2020
Performance-based RSUs, with higher performance threshold beginning in 2015
Double trigger vesting of long-term compensation in the event of a change in control
Annual grants of long-term awards
Stock ownership guidelines with a prohibition against pledging for NEOs
Reduction in maximum potential size of pool for NEO bonuses	5.0%	4.05%	3.3%	3.3% and $10 million per person cap
Majority voting in director elections
Board refreshment and diversity					Elected Maria Luisa Ferré	Elected Leigh Ann Pusey	Elected Jonathan Talisman
Corporate Responsibility Disclosure
Environmental, Social and Governance Management Committee
Board Oversight of Human Capital Management and Corporate Culture Disclosure

We welcome the views of our stockholders and look forward to continuing our dialogue with you, our owners.

2020 Proxy Statement	21

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Our Directors and Director Nominees

You are being asked to vote for the election of four directors. Seven other directors are continuing in office. Detailed information about each director’s background, skills and areas of expertise can be found beginning on page 24.

Name	Age	Director Since	Occupation and Experience	Term Expiring	Independent	Committee Memberships					Other Public Company Boards
						AC	BEC	CC	NCGC	EC
Director Nominees Standing for Election
María Luisa Ferré	56	2017	President and Chief Executive Officer of FRG, LLC	2023	Yes	✓			✓		1 (Popular, Inc.)
Jack H. Nusbaum	79	1967	Senior Partner at Willkie Farr & Gallagher LLP	2021	Yes		✓			✓	1 (Cowen Inc.)
Mark L. Shapiro	76	1974	Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director of Schroder & Co. Inc.	2021	Yes	C/F	✓		✓	✓	None (Boardwalk Pipeline Partners, LP until 2018)
Jonathan Talisman	60	2019	Founder and managing partner of Capitol Tax Partners	2021	Yes	✓			✓		None
Directors Continuing in Office
William R. Berkley	74	1967	Executive Chairman of the Board of the Company	2021	No					✓	None
Christopher L. Augostini	55	2012	Executive Vice President—Business of Emory University	2021	Yes	✓			✓		None
Mark E. Brockbank	68	2001	Former Chief Executive Officer of XL Brockbank Ltd.	2021	Yes			✓	✓		None
W. Robert Berkley, Jr.	47	2001	President and Chief Executive Officer of the Company	2022	No					✓	None
Ronald E. Blaylock	60	2001	Founder and Managing Partner of GenNx360 Capital Partners; founder and former Chairman and Chief Executive Officer of Blaylock & Company, Inc.	2022	Yes		✓	✓	✓		3 (Pfizer Inc., CarMax, Inc. and Conyers Park II Acquisition Corp.; Urban One, Inc. until 2019)
Mary C. Farrell	70	2006	President of the Howard Gilman Foundation; former Managing Director at UBS	2022	Yes			C	✓		None
Leigh Ann Pusey	57	2018	Senior Vice President, Corporate Affairs and Communications Eli Lilly and Company	2022	Yes			✓	✓		None
AC	Audit Committee
NCGC	Nominating and Corporate Governance Committee
BEC	Business Ethics Committee
EC	Executive Committee
CC	Compensation Committee
C	Chair
F	Audit Committee Financial Expert

22	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors, which currently has eleven directors, is divided into three classes, each class generally having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of four directors expires.

The Board of Directors intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of María Luisa Ferré as a director to hold office for a term of three years until the Annual Meeting in 2023 and until her successor is duly elected and qualified, and for the election of Jack H. Nusbaum, Mark L. Shapiro and Jonathan Talisman as directors to hold office for a term of one year until the Annual Meeting in 2021 and until their respective successors are duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than four nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

2020 Proxy Statement	23

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees Standing for Election

Jonathan Talisman	María Luisa Ferré

Director Since: 2019

Age: 60

Occupation: Founder and managing partner of Capitol Tax Partners.

Expiring Term: 2021

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: None

Director Since: 2017

Age: 56

Occupation: President and CEO of FRG, LLC

Expiring Term: 2023

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: Popular, Inc.

Key Experience: Mr. Talisman is a founder and managing partner of Capitol Tax Partners. Before forming Capitol Tax Partners in 2001, Mr. Talisman served as the Assistant Secretary for Tax Policy at the U.S. Treasury Department during the Clinton Administration. Previously, he had served at the Treasury Department as the Deputy Assistant Secretary for Tax Policy and the Tax Legislative Counsel, as the Chief Democratic Tax Counsel of the Senate Finance Committee and as Legislation Counsel to the Joint Committee on Taxation. Currently, Mr. Talisman serves on the Board of Advisors to the Tax Policy Center and was chair of the Formation of Tax Policy Committee, American Bar Association Tax Section. He also currently serves as an adjunct tax professor at Georgetown University Law Center. He was president of the board of directors at Adventure Theatre Musical Theatre Center for several years.

Key Qualifications, Attributes or Skills: Mr. Talisman’s founding and management of a noted government relations and tax policy firm, coupled with his extensive experience at senior levels of government, have provided him with a solid understanding of accounting, financial statements and tax matters that allow him to offer valuable business, leadership and management insights and expertise to the Company’s Board of Directors.

Key Experience: Ms. Ferré has served as President and CEO of FRG, LLC, a diversified family holding company with leading operations in media, real estate, contact centers and distribution in Puerto Rico, the United States and Chile, since 2001. She has been a Member of the Board of Directors of GFR Media, LLC since 2003 and was its Chair from 2006 to February 2016. She is also the Publisher of El Nuevo Día, Puerto Rico’s most widely read and influential newspaper, and Primera Hora since 2006. Ms. Ferré has served as the President and Trustee of The Luis A. Ferré Foundation, Inc. since 2003 and as Trustee and Vice President of the Ferré Rangel Foundation, Inc. since 1999. She has been the President of the Board of Directors of Multisensory Reading Center of PR, Inc. since 2012, as well as a member of the: Latin American Caribbean Fund of The Museum of Modern Art since 2013; Smithsonian National Board since 2017; Board of Directors of Endeavor Puerto Rico since January 2018; and Advisory Board of Boys & Girls Club of Puerto Rico since 2017.

Key Qualifications, Attributes or Skills: Ms. Ferré possesses executive leadership experience and a deep understanding of business operations and ESG issues, as well as management and oversight skills that allow her to make significant contributions to the Company’s Board of Directors. Her deep media and publishing experience enable her to provide thoughtful insight regarding the communication needs of the Company.

Jack H. Nusbaum	Mark L. Shapiro

Director Since: 1967

Age: 79

Occupation: Senior Partner, Willkie Farr & Gallagher LLP

Expiring Term: 2021

Independent: Yes

Committees: Business Ethics, Executive

Other Public Company Directorships: Cowen Group, Inc.

Director Since: 1974

Age: 76

Occupation: Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director at Schroder & Co. Inc.

Expiring Term: 2021

Independent: Yes

Committees: Audit (Chair), Business Ethics, Nominating and Corporate Governance, Executive

Other Public Company Directorships: None

Key Experience: Senior Partner in the international law firm of Willkie Farr & Gallagher LLP, where he has been a partner for more than the last five years and was Chairman of the firm from 1987 through 2009. Willkie Farr & Gallagher LLP is outside counsel to the Company. He serves as the President of the Joseph Collins Foundation.

Key Qualifications, Attributes or Skills: Mr. Nusbaum brings leadership, extensive legal, regulatory, financial, ESG and other broad-based business experience to the Board of Directors. In addition, Mr. Nusbaum’s service on the Company’s Board of Directors since its founding affords him extensive knowledge of the Company’s business, operations and culture.

Key Experience: Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc. He is a trustee of The Greenacre Foundation. Mr. Shapiro was a director of Boardwalk Pipeline Partners, LP until 2018.

Key Qualifications, Attributes or Skills: Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, he brings considerable financial expertise to the Board of Directors, providing an understanding of accounting, financial statements and corporate finance. Mr. Shapiro has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973, and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

24	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Continuing in Office

William R. Berkley	Christopher L. Augostini

Director Since: 1967 Age: 74 Occupation: Executive Chairman of the Board Expiring Term: 2021 Independent: No Committees: Executive Other Public Company Directorships: None

Director Since: 2012

Age: 55

Occupation: Executive Vice President — Business of Emory University

Expiring Term: 2021

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience: Chairman of the Board since the Company’s formation in 1967 and Executive Chairman since October 2015. He served as Chief Executive Officer from 1967 to October 2015, President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. He serves on the Boards or is a Trustee of various charitable and educational organizations, including the W. R. Berkley Corporation Charitable Foundation and Achievement First, and he is a Trustee Emeritus of the National Parks Conservation Association. He is Chair of the New York University Board of Trustees and has served in various capacities at New York University for almost three decades, including Chairman of the Board of Overseers of the Stern School of Business, and member of the Board of Trustees of the New York University Langone Medical Center, as well as Vice Chairman of the Board of Trustees at New York University. In addition, he has served as Vice Chairman of the Board of Directors of Georgetown University, where he helped create the Berkley Center for Religion, Peace, and World Affairs. He is the father of Mr. Rob Berkley.

Key Qualifications, Attributes or Skills: The founder of the Company, Mr. Wm. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry. He provides the Company with strategic leadership, bringing to the Company’s Board of Directors deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. He has significant investment related experience, including oversight and management, since prior to his founding of the Company. His service as Executive Chairman of the Company creates a vital link between management and the Company’s Board of Directors, enabling the Company’s Board of Directors to perform its oversight function with the benefit of management’s insight on the business. In addition, his service on the Board of Directors provides the Company with effective, ethical and responsible leadership.

Key Experience: Mr. Augostini has served as Executive Vice President — Business of Emory University since July 2017. Previously, Mr. Augostini was Senior Vice President and Chief Operating Officer of Georgetown University, where previously he served in various positions, including as Chief Financial Officer, from 2000 to 2017; a member of New York City Mayor Rudolph Giuliani’s administration in various capacities, including chief of staff to the deputy mayor for operations, director of intergovernmental affairs, and deputy budget director from 1995 to 2000; an analyst for the New York State General Assembly’s Higher Education Committee and its Ways and Means Committee in the late 1980s and early 1990s. He began his career conducting workforce and economic development research at the Nelson A. Rockefeller Institute of Government, the public policy arm of the State University of New York higher education system.

Key Qualifications, Attributes or Skills: Mr. Augostini’s extensive experience at senior levels of both a major university and in government enables him to provide valuable business, leadership and management insights to the Company’s Board of Directors. Mr. Augostini possesses operational, financial, management and investment expertise.

2020 Proxy Statement	25

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Continuing in Office

Mark E. Brockbank	W. Robert Berkley, Jr.

Director Since: 2001

Age: 68

Occupation: Former Chief Executive Officer of XL Brockbank Ltd.

Expiring Term: 2021

Independent: Yes

Committees: Compensation, Nominating and Corporate Governance

Other Public Company Directorships: None

Director Since: 2001 Age: 47 Occupation: President and Chief Executive Officer Expiring Term: 2022 Independent: No Committees: Executive Other Public Company Directorships: None

Key Experience: Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. He was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000. He serves as a director of the International Emerging Film Talent Association, Monaco (IEFTA).

Key Qualifications, Attributes or Skills: Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd. provides him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. He also brings significant business acumen to the Company’s Board of Directors, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.

Key Experience: President and Chief Executive Officer of the Company since October 2015 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. President and Chief Operating Officer of the Company from November 2009 to October 2015, Executive Vice President from August 2005 to November 2009, Senior Vice President — Specialty Operations from January 2003 to August 2005, and a variety of positions of increasing responsibility since September 1997. From July 1995 to August 1997, Mr. Rob Berkley was employed in the Corporate Finance Department of Merrill Lynch Investment Company. He serves on the Boards of various charitable and educational organizations, including the W. R. Berkley Corporation Charitable Foundation, St. John’s University School of Risk Management, the American Institute For Chartered Property Casualty Underwriters and Greenwich Hospital. He is the son of Mr. William R. Berkley.

Key Qualifications, Attributes or Skills: Mr. Rob Berkley’s substantial experience in all areas of the Company’s operations, as well as his service as a Director (and prior service as Chairman of the Board) of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics), on the Board of Trustees of The Institutes and prior investment banking experience, enable him to bring to the Company’s Board of Directors insightful, working knowledge of the Company’s business and the insurance industry.

Ronald E. Blaylock	Mary C. Farrell

Director Since: 2001

Age: 60

Occupation: Founder and Managing Partner of GenNx360 Capital Partners

Expiring Term: 2022

Independent: Yes

Committees: Business Ethics, Compensation, Nominating and Corporate Governance

Other Public Company Directorships: Pfizer Inc., CarMax, Inc. and Conyers Park II Acquisition Corp.

Director Since: 2006

Age: 70

Occupation: President of the Howard Gilman Foundation

Expiring Term: 2022

Independent: Yes

Committees: Compensation (Chair), Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience: Founder and Managing Partner of GenNx360 Capital Partners, a private equity buyout firm, since 2006. Between 1993 and 2006, Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm. Prior to that, he held senior management positions with PaineWebber Group and Citicorp. Mr. Blaylock has served on the Boards or is a Trustee of various corporate and non-profit organizations, including Urban One, Inc. (until 2019), Carnegie Hall, the Mebane Foundation and the New York University Stern School of Business.

Key Qualifications, Attributes or Skills: Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, he brings substantial financial expertise to the Company’s Board of Directors. In addition, his experience on the boards of directors of other public companies and non-profit organizations enables him to bring other public company leadership, operational and ESG perspectives and experience to the Company’s Board of Directors.

Key Experience: Ms. Farrell has served as President of the Howard Gilman Foundation since September 2009, and a Director of Fidelity Strategic Advisor Funds since 2013. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group. Chairman of the Board of Yale New Haven Hospital and Vice Chairman of Yale New Haven Health System.

Key Qualifications, Attributes or Skills: Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance and strategic transactions. She brings considerable financial expertise to the Company’s Board of Directors, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

26	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Continuing in Office

Leigh Ann Pusey

Director Since: 2018

Age: 57

Occupation: Senior Vice President, Corporate Affairs and Communications, Eli Lilly and Company

Expiring Term: 2022

Independent: Yes

Committees: Compensation, Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience Senior Vice President, Corporate Affairs and Communications, Eli Lilly and Company since June 2017. She previously served as president and chief executive officer of the American Insurance Association (AIA) from 2009 to June 2017 following several other AIA leadership positions, including chief operating officer and senior vice president for government affairs from 2000 to 2009 and senior vice president of public affairs from 1997 to 2000. From 1995 to 1997, she served as director of communications for the Office of the Speaker of the U.S. House of Representatives, and from 1993 to 1994, she was the deputy director of communications for the Republican National Committee. From 1990 to 1992, Ms. Pusey served as special assistant and then deputy assistant to the president for the White House Office of Public Liaison. She currently serves on the advisory board of The George Washington Graduate School of Political Management and as a board member of The Mind Trust. She previously served on the board of the Insurance Institute for Highway Safety and was a member of the U.S. Chamber of Commerce’s Committee of 100.

Key Qualifications, Attributes or Skills: Ms. Pusey possesses executive leadership experience and a deep understanding of the insurance business and governmental operations as well as management and oversight skills that allow her to make significant contributions to the Company’s Board of Directors. Her experience as a past president and CEO of the AIA enable her to provide thoughtful insight regarding the operations of the Company.

2020 Proxy Statement	27

PROPOSAL 2: AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK

Proposal 2: Amendment of Restated Certificate of Incorporation to Increase Authorized Common Stock

The Board of Directors has unanimously voted to recommend that the stockholders adopt an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500,000,000 shares to 750,000,000 shares. If the amendment is approved, the shares may be issued from time to time by the Board of Directors. It is not expected that further authorization from stockholders will be solicited for the issuance of any shares of common stock, except to the extent such authorization is required by law or by the rules of the New York Stock Exchange. Currently, there is no agreement, arrangement or understanding relating to the issuance or sale of the additional shares of common stock which would be authorized by the proposed amendment. Stockholders do not have, and the proposed amendment would not create, any preemptive rights.

The Company currently has 500,000,000 shares of common stock authorized. At March 31, 2020, there were 179,836,714 shares issued and outstanding, and 172,840,050 shares held in treasury. The Board of Directors believes it is desirable for the Company to have a sufficient number of shares of common stock available, as the occasion may arise, for possible future financings or acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes. Having such additional shares available for issuance in the future would give the Company greater flexibility by allowing shares to be issued without incurring the delay and expense of a special stockholders’ meeting.

The Board of Directors unanimously recommends a vote “FOR” this resolution.

28	W. R. Berkley Corporation

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Non-Binding Advisory Vote on Executive Compensation

We submit to our stockholders this non-binding advisory vote on the compensation of our NEOs, which gives stockholders a mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board of Directors or the Company, the Board of Directors values the views of our stockholders. The Board of Directors and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions. In response to feedback from our stockholders, the Company has made changes to its executive compensation program over the preceding several years as described above under the heading “Proxy Summary — Stockholder Outreach.” See pages 20-21.

We believe that our executive compensation programs create a strong competitive advantage in the market both for retaining talent and for creating long-term stockholder value. They align the interests of our NEOs with those of our stockholders, and reward achievement of our strategic objectives. See “Compensation Discussion and Analysis — Objectives and Design of the Executive Compensation Program” on pages 52-53.

A substantial majority of our NEOs’ compensation is linked to Company performance and stockholder value over the long term.

➣

Annual cash incentive awards are performance-based and are primarily based on annual ROE, with additional consideration for non-financial goals and value creation items. See pages 53-55 and 61-63. Determination of an NEO’s annual cash incentive compensation award is based on the Company’s financial performance for the current year, the Company’s financial performance compared to peers, and the NEO’s contributions to long-term value creation. This structure provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that is detrimental to long-term value creation.

➣

RSUs vest based on our ROE performance and use a series of rolling three-year performance periods, with the last period extending five years from the grant date. Additionally, for our NEOs and certain other senior executives, RSU awards include a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which further promotes a long term perspective on performance.

➣

Our Long-Term Incentive Plan (“LTIP”) program promotes our long-term approach to compensation incentives, as well as our emphasis on pay for performance, because LTIP awards remain outstanding over a five-year period and deliver targeted value only to the extent that the Company achieves the targeted or greater growth in book value per share.

➣	Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance agreements.

2020 Proxy Statement	29

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The non-binding advisory vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders the opportunity to approve, on an aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described in this proxy statement. The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2019 Summary Compensation Table included in the proxy statement for the 2020 Annual Meeting, as such compensation is disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” this resolution.

30	W. R. Berkley Corporation

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP (“KPMG”) has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2020. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG is not ratified, the Board of Directors will reconsider its action and will appoint auditors for the 2020 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Information on KPMG’s fees for 2019 and our pre-approval policy for services provided by the Company’s independent auditors is provided under “Audit and Non-Audit Fees” on page 86.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

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EXECUTIVE OFFICERS

Executive Officers

Each executive officer who does not also serve as a director is listed below. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 15, 2020.

Name	Age	Position
Richard M. Baio	51	Executive Vice President — Chief Financial Officer and Treasurer
Ira S. Lederman	66	Executive Vice President and Secretary
Lucille T. Sgaglione	70	Executive Vice President
James G. Shiel	60	Executive Vice President — Investments
Philip S. Welt	60	Executive Vice President, General Counsel and Assistant Secretary

Richard M. Baio has served as Executive Vice President — Chief Financial Officer and Treasurer since February 2019 and as Senior Vice President – Chief Financial Officer and Treasurer from May 2016 to January 2019. Previously he was Vice President and Treasurer since joining the Company in May 2009. He has 30 years of experience in the insurance and financial services industry, having served prior to joining the Company as a director in Merrill Lynch & Co.’s financial institutions investment banking group and as a partner in Ernst & Young’s insurance practice.

Ira S. Lederman has served as an Executive Vice President since June 2015, as Corporate Secretary since November 2001, and as a Senior Vice President from January 1997 to June 2015. He was also General Counsel from November 2001 to May 2015. He joined the Company in 1983.

Lucille T. Sgaglione has served as Executive Vice President of the Company since December 2015. She joined the Company in 2010 as a Senior Vice President working with several of the Company’s operating units and has nearly 30 years of senior leadership experience in the commercial property casualty insurance industry.

James G. Shiel has served as Executive Vice President — Investments of the Company since June 2015, Senior Vice President — Investments from January 1997 to June 2015 and Vice President — Investments from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Philip S. Welt has served as Executive Vice President, General Counsel and Assistant Secretary since January 2019. Mr. Welt joined the Company in 2004 as Vice President – Senior Counsel, served as Senior Vice President with oversight responsibility for certain of the Company’s operating units from April 2011 to June 2016 and as Executive Vice President from June 2016 to December 2018. Prior to joining the Company, he was an assistant general counsel – mergers and acquisitions at a major international insurer and a corporate associate with the New York law offices of Davis Polk & Wardwell. Mr. Welt is also a certified public accountant and was a senior manager at the accounting firm of Deloitte & Touche.

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Corporate Governance and Board Matters

Highlights

✓	Majority Voting for Directors

✓	Majority of Independent Directors: 9 of 11

✓	Separate Chairman and CEO

✓	Diversified Tenure of Directors that balances board refreshment with benefit of experience of overseeing the Company over the full insurance cycle

✓	Regular Executive Sessions of Independent Directors with rotating presiding Director that provides for effective checks and balances to ensure the exercise of independent judgment by the Board of Directors

✓	Annual Board and Committee Self-Evaluations

✓	Independent Compensation Consultant Retained by Compensation Committee

✓	Risk Oversight by Full Board and Committees

✓	Enterprise Risk Management Committee: Management committee reports periodically to the Board

✓	Environmental, Social and Governance (ESG) Management committee periodically reports to the Board

✓	Rigorous Stock Ownership Requirements for Executives and Directors

✓	Anti-Hedging Policy

✓	Anti-Pledging Policy for shares satisfying NEOs’ ownership requirement

✓	Mandatory Deferral of Vested RSUs Until Separation from Service

✓	Compensation Clawback for long-term compensation plans

✓	Annual Equity Grant to Directors is a substantial portion of their compensation

✓	Statement of Business Ethics for the Board of Directors

✓	Robust Investor Outreach Program

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board of Directors has adopted written Corporate Governance Guidelines, which address, among other things:

➣	identification of director candidates;

➣	director qualification (including independence) standards;

➣	director responsibilities;

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➣	director access to management and independent advisors;

➣	employee, officer or other interested party communications with non-management members of the Board of Directors;

➣	director compensation;

➣	director orientation and continuing education;

➣	director election procedures;

➣	management succession; and

➣	annual performance evaluation of the Board of Directors.

Our Corporate Governance Guidelines are available on our website at www.berkley.com.

The Board of Directors held five meetings during 2019. Each director attended 100% of the meetings of the Board of Directors and of each Board committee on which he or she served, except one director who attended 92% of such meetings. Eight of the ten directors then serving attended the Company’s 2019 Annual Meeting of Stockholders.

Director Independence. The Board of Directors is currently composed of eleven directors, all of whom, other than Messrs. Wm. Berkley and Rob Berkley, have been determined by the Board of Directors (1) to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and (2) not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board of Directors considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with Mr. Wm. Berkley, including (1) that Mr. Nusbaum is a Senior Partner in the international law firm of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Wm. Berkley, and his personal relationship with Mr. Wm. Berkley over such time.

The Board of Directors determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie, representing less than 0.1% of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Company management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Wm. Berkley and the Company. The Board of Directors also noted that Mr. Nusbaum did not have any transaction or other relationship that precludes a determination of independence under the specific tests in Section 303A.02(b) of the NYSE rules.

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Board Committees

The Board of Directors has five standing committees: Audit, Business Ethics, Compensation, Nominating and Corporate Governance and Executive. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.berkley.com. The table below provides membership and meeting information for each of these committees for 2019.

Committees
	Audit	Business Ethics(1)	Compensation	Nominating and Corporate Governance(2)	Executive

Meetings in 2019	9	1	4	3	None

Committee Member

Christopher L. Augostini	M			M

William R. Berkley					C

W. Robert Berkley, Jr.					M

Ronald E. Blaylock		M	M	M

Mark E. Brockbank			M	M

Mary C. Farrell			C	M

María Luisa Ferré	M			M

Jack H. Nusbaum		M			M

Leigh Ann Pusey			M	M

Mark L. Shapiro	C/F	M		M	M

Jonathan Talisman	M			M

M Member	C Chair	F Audit Committee Financial Expert
(1)	The chair of the Business Ethics Committee is selected by rotation among the members.
(2)

The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

Audit Committee. The Audit Committee, which held nine meetings during 2019, is appointed by the Board of Directors to assist the Board of Directors in monitoring:

➣	the integrity of the financial statements of the Company;

➣	the independent auditors’ qualifications and independence;

➣	the performance of the Company’s internal audit function and independent auditors; and

➣	compliance by the Company with legal and regulatory requirements.

The Audit Committee has also adopted procedures to receive, retain and treat any complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

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Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Board of Directors has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2020 and is recommending that our stockholders ratify this appointment at the Annual Meeting. See Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm on page 31 of this proxy statement.

The report of our Audit Committee is found on page 85 of this proxy statement.

Compensation Committee. The Compensation Committee, which held four meetings during 2019, has overall responsibility for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s senior executive officers and directors.

Each member of the Compensation Committee is independent under the rules of the NYSE, is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The report of our Compensation Committee on executive compensation is found on page 70 of this proxy statement.

Compensation Consultant. During 2019, the Compensation Committee retained the services of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the external compensation consultant on the Compensation Committee’s behalf includes:

➣	competitive market pay analyses, including proxy data studies, board of directors pay studies, and market trends;

➣	ongoing support with regard to the latest relevant regulatory, technical, and accounting considerations impacting compensation and benefit programs;

➣	assistance with the redesign of any compensation or benefit programs, if desired or needed; and

➣	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically.

In February 2020, the Compensation Committee assessed the independence of Meridian pursuant to SEC regulations, considering various factors bearing on adviser independence, including the six factors mandated

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by the SEC rules. The Compensation Committee concluded that Meridian is independent from the Company’s management and that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Meridian supporting the Compensation Committee. The Company does not engage Meridian for any services other than its services to the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which held three meetings during 2019, was formed to assist the Board of Directors in:

➣	identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors);

➣	recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board of Directors;

➣	overseeing the evaluation of the Board of Directors and management;

➣	reviewing the corporate governance guidelines and the corporate code of ethics; and

➣	generally advising the Board of Directors on corporate governance and related matters.

All of the members of the Nominating and Corporate Governance Committee are considered independent under the rules of the NYSE. The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

Identification of Director Candidates. The Committee may identify director candidates through the advice and assistance of internal and external advisors as it deems appropriate, and has the sole authority to retain and terminate any search firm to be used to identify director candidates on behalf of the Company.

Qualifications of Director Candidates. The Company’s Corporate Governance Guidelines (the “Guidelines”) set forth certain qualifications and specific qualities that director candidates should possess. In accordance with the Guidelines, the Nominating and Corporate Governance Committee, in assessing potential director candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a candidate’s service on the boards of directors of other public companies. The Guidelines further state that directors should:

➣	bring to the Company a range of experience, knowledge and judgment;

➣	have relevant business or other appropriate experience;

➣	maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees; and

➣

demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning.

In identifying and recommending director nominees, the Nominating and Corporate Governance Committee members may take into account such factors as they determine appropriate and will assess the qualifications

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CORPORATE GOVERNANCE AND BOARD MATTERS

of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board of Directors, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. Candidates should have the highest standards of character and be committed to upholding the Company’s values and be independent, strong stewards of our investors’ capital. The Committee seeks directors with diverse backgrounds and experience in a variety of professional disciplines and business ventures who can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board of Directors based on the foregoing factors and nominates candidates to fill vacancies accordingly.

The Nominating and Corporate Governance Committee will evaluate qualified director candidates recommended by stockholders in accordance with the criteria for director selection described above, on the same basis as any other candidates. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of the nominee’s qualifications and other relevant information, should be sent to the attention of the Secretary, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals” below.

Other Standing Committees. During 2019, the Board of Directors had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board of Directors during periods between Board of Directors meetings. It did not meet during 2019.

The Business Ethics Committee, which met once during 2019, administers the Company-wide business ethics program. The Business Ethics Committee reviews certain disclosures made by Company employees and directors under the Company’s Code of Ethics and Business Conduct and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethical concern and takes appropriate action, if any. The chair of the Business Ethics Committee is selected by rotation among the members.

Additional Information Regarding the Board of Directors

Board Leadership Structure. The Company’s By-Laws provide that the chairman of the Board of Directors may, but is not required to, be the chief executive officer or any other executive officer or non-executive officer of the Company. The Board of Directors regularly reviews and considers its leadership structure, including whether separation of the positions of chairman and chief executive officer is desirable.

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Since October 31, 2015, Mr. Rob Berkley, previously our President and Chief Operating Officer, has been our President and Chief Executive Officer, and Mr. Wm. Berkley, previously our Chairman and Chief Executive Officer, has been Executive Chairman of the Board, thereby separating the chairman and chief executive officer positions. This separation of roles allows the Chief Executive Officer to focus on executing the Company’s strategic plan, managing the Company’s operations and performance and providing guidance and oversight of senior management.

Mr. Wm. Berkley founded the Company in 1967 and has been its Chairman of the Board since that time, a period of over fifty years, and also served as the Company’s Chief Executive Officer from 1967 to October 2015. Under Mr. Wm. Berkley’s strategic leadership, the Company has grown and prospered significantly, with Mr. Wm. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. Risk oversight is an especially complex issue for property casualty insurance companies, and the Board of Directors believes that the Company’s structure under Mr. Wm. Berkley’s leadership as Executive Chairman serves this function well.

The Board believes that its current leadership structure is effective and serves the Company and its stockholders well. Mr. Wm. Berkley, the Executive Chairman is the Company’s largest stockholder with approximately 20% of the Company’s common stock, founded the Company in 1967 and has led it for over 50 years. In his role as Executive Chairman, Mr. Wm. Berkley helps the Board identify strategic priorities and investments, leads the Board in oversight responsibilities and facilitates and presides over Board meetings. The Board of Directors believes that his familiarity with the Company’s business and industry and his unique perspective on the Company’s culture and values position him well to understand the issues, opportunities and challenges the Company faces and to lead the Board in discussions and implementation of strategy.

Executive Sessions. In accordance with applicable NYSE rules, the independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions alternates among three independent directors. The Board of Directors believes that this structure provides different directors the opportunity to act as independent lead and to guide the Board’s agenda, while facilitating collegiality among Board members. This structure and these processes provide for effective checks and balances to ensure the exercise of independent judgment by the Board of Directors and the ability of the non-executive directors to work effectively in a board setting. The presiding director’s principal responsibilities include: serving as a key source of communication between the non-executive directors and the Executive Chairman and the President and Chief Executive Officer; ensuring the flow of appropriate information to and among the non-executive directors; and coordinating the agenda for and leading executive sessions and meetings of the non-executive directors.

Executive Session Presiding Director’s Principal Responsibilities

➣ Provides leadership to the Board and to the non-executive directors	➣ May call additional meetings of the non-executive directors as needed

➣ Acts as a liaison between executive directors and non-executive directors	➣ Works with Executive Chairman to propose major discussion items for Board

➣ Leads executive session of non-executive directors	➣ Opportunity to consider and report on important matters without the presence of management

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The Board of Directors believes that its structure and process provide each director with an equal stake in the Board’s actions and oversight responsibilities, and make them equally accountable to stockholders. The structure and process are reviewed periodically, including upon a change in directors.

Board of Directors Self-Assessment. Our Board of Directors recognizes that a thorough, constructive evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Board of Directors conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each year, each director completes an evaluation covering:

➣	Board and committee composition, including appropriateness and diversity of skills, background and experience;

➣	Key areas of focus and effectiveness of management oversight;

➣	Director performance, including knowledge of the Company and its business;

➣	Committee functions and effectiveness and quality of materials;

➣	Satisfaction with committee structure and performance of committee chairs;

➣	Board meeting process, including satisfaction with schedule, agendas, time allotted for topics and encouragement of open communication and robust discussion; and

➣	Access to management, experts and internal and external resources.

Responses are reviewed and presented to the Board of Directors for review and consideration.

Board Refreshment, Tenure and Diversity. We value having directors with diverse perspectives and experience. Each of the Company’s directors has served in leadership roles and has significant experience in areas relevant to the Company. We continue to actively seek qualified candidates who add value and diverse skills, experience and perspectives to further refresh the Board.

Given the complexity and long-term nature of the Company’s business, the Company is best served by having a Board with an in-depth understanding of the Company and the insurance industry. Developing that expertise takes time, and the Board of Directors believes that directors who have overseen our business over the full insurance cycle are typically more effective. The addition of new directors in recent years provides for a period of transition with certain long-tenured directors. Their overlap provides the opportunity for education, mentorship and stability. The tenure of our directors is distributed across periods that could be considered in the insurance industry to be relatively short-term, medium-term and long-term, providing a balance of perspectives. The current average tenure of our directors is 22 years.

We have refreshed 33% of the independent Board members over the past three years, improving the Board’s gender, age and ethnic diversity and enhancing the Board’s collective expertise – notably in communications, governmental operations, tax and other public company leadership and board experience.

Classified Board. Our classified Board is important to the Company’s philosophy of managing for the long term. Because the business cycle in the property casualty insurance industry can extend over many years, it can take new directors several years to gain a robust understanding of our business and our Company. As a result, staggered elections provide the Board of Directors with the ability to maintain the long-term perspective needed to drive success in our business.

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Board Role in Risk Oversight. Managing risk is a critical element of any property casualty insurance business. The Board of Directors believes that risk oversight is a key responsibility of the entire Board of Directors. Risk management is one of the core responsibilities of the Executive Chairman and the President and Chief Executive Officer and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board of Directors has an active role, both as a whole and also at the committee level, in risk oversight. The Board of Directors and its committees receive periodic updates from members of senior management, including the Senior Vice President — Enterprise Risk Management, on areas of material risk to the Company, such as operational (including risks related to climate change, cyber security, technology and human capital management), financial, strategic, competitive, investment, reputational, cultural, legal, regulatory and environmental, social and governance (ESG) risks. Among other things, the Board of Directors as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level:

➣	Our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any.

➣	Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. See “Discussion of Risk and Compensation Plans” on page 76.

➣	Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board of Directors, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet for achieving appropriate risk-adjusted returns in our business and has been a driving principle since the Company was founded. As a key element of their duties, our senior executive officers are responsible for risks and potential risks as they arise in their various operational areas. The Company’s Senior Vice President — Enterprise Risk Management reports directly to the President and Chief Executive Officer and also reports to the Board of Directors regarding the Company’s risk management. The Company’s Enterprise Risk Management Committee, which is composed of the President and Chief Executive Officer, Senior Vice President — Enterprise Risk Management, Executive Vice President — Investments, and Executive Vice President and Secretary, meets quarterly, or more frequently as necessary, to review and monitor levels of risk of various types. In addition, our internal audit function reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks that may arise during their regular reviews of the Company’s financial statements and accounting matters, including those associated with executive compensation.

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Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee was composed of Mmes. Farrell and Pusey and Messrs. Blaylock and Brockbank. No member of the Compensation Committee was, during 2019, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2019.

Code of Ethics

We have a Code of Ethics and Business Conduct that has been in place for many years. This code applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This code covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This code, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Code of Ethics and Business Conduct, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.berkley.com. We intend to disclose amendments to these codes, and waivers of these policies for executive officers and directors, if any, on our website.

Environmental, Social and Governance (ESG) Summary

Our Company culture underscores that everything we do and every person associated with our enterprise is important, and that the endeavor to “always do right” is a cornerstone of our success. Our operating units demonstrate our values and principles every day in the way they conduct their business, engage with team members and give back to their communities. We have always recognized that in order to achieve long-term success, we have an obligation to society and the sustainability of the world around us. Whether employing individuals with diverse backgrounds and demographics, giving back to the communities in which we live and work, or managing our impact on the environment and working with our insureds to manage their environmental impact, corporate responsibility has been embedded in our culture from the founding of the Company. Our Board of Directors believes that these values are critical to delivering superior long-term results to our stockholders.

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Our Board of Directors believes that oversight of ESG issues is a key responsibility of the entire Board of Directors. It is a critical responsibility of the President and Chief Executive Officer and every other senior officer of the Company and its operating units. The Company annually reports on climate risk to the National Association of Insurance Commissioners (NAIC), and has been recognized by CERES (a sustainability nonprofit organization) as demonstrating leadership in addressing climate risk.

In early 2019, we established an ESG management committee to periodically report to our Board of Directors, composed of the President and Chief Executive Officer and several other of the Company’s senior executives. The committee is responsible for ESG issues and meets quarterly, or more frequently as necessary, to review ESG goals and progress.

In 2019, we undertook a strategic assessment of our most important environmental and social issues for further research. The process included determining a set of insurance peers for benchmarking ESG disclosures and best practices; reviewing guidance and reports from ESG raters, such as SASB, GRI, Sustainalytics and MSCI; and interviewing senior leadership and subject matter experts within our Company. This process enabled us to evaluate the scope for certain disclosures deemed to be important and perform a gap analysis. We then began reviewing policies, guidelines, management reports, data systems, and other areas for information and examples that demonstrate our performance in each category.

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The table below outlines ESG areas the Company considers to be of strategic importance:

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ISSUES
Human Capital Management	➣ Employment practices ➣ Employee engagement ➣ Professional and leadership training and development ➣ Diversity, inclusion and anti-discrimination ➣ Employee well-being
Community Involvement and Engagement	➣ Volunteerism and charitable giving ➣ Collaboration with community organizations ➣ Leadership in charitable organizations
Ethics & Compliance	➣ Anti-money laundering, corruption, and bribery policies ➣ Code of Ethics and Business Conduct ➣ Whistleblower and non-retaliation policies and hotline ➣ Training and compliance resources
Customer Privacy & Data Security	➣ Data security and privacy policies ➣ Training and compliance ➣ Data protection systems ➣ Governance and controls
Public Policy	➣ Policies on lobbying and political involvement ➣ Membership and senior leadership positions in trade organizations ➣ Corporate federal government affairs function
Environment and Energy	➣ Energy and water conservation ➣ Recycling programs ➣ Physical plant ➣ Travel
Climate Risk	➣ Risk management governance ➣ Weather risk measurement and management ➣ Climate change risk modeling and analysis ➣ Loss control services for clients ➣ Disaster recovery plans
Products and Services	➣ Operating units that specialize in ESG areas ➣ Insurance products that address client ESG risks ➣ Small business insurance ➣ Educational, engagement or loss control programs
Responsible Investing	➣ Investment policies ➣ Risk mitigation and reporting ➣ Exclusions for investing in certain countries or issuers ➣ ESG sector investments

In 2019 the Company released its inaugural ESG report (which can be found on the Investor Relations portion of our website) and expects to continue to release a similar report periodically on a going-forward basis.

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Board Oversight of Human Capital Management and Corporate Culture

Our Board of Directors believes that our people are our greatest asset and that our corporate culture is the most important intangible value driver of our superior long-term risk-adjusted returns and growth in stockholder value.

Human Capital Management: The Company fosters a performance culture. We are focused on creating a respectful, rewarding, diverse, and inclusive work environment that allows our employees to build meaningful careers. The success of these human capital management objectives is essential to our strategy, as it is our people who drive our success. We invest in their growth as individuals and professionals through training and engagement, as well as in their well-being through robust health and wellness programs and a commitment to diversity.

The Company provides developmental opportunities for our employees through a robust set of formal and informal programs that focus on enabling employees to build skills and thought leadership in specific facets of our business. Our leadership programs cultivate the talent of our high-potential, strong-performing employees as we strive to deepen, enhance and diversify the Company’s leadership team.

We strive to align employee incentives with the risk and performance frameworks of the Company. The Company’s “pay for performance” philosophy connects individual, operating unit and Company results to employee compensation, providing employees with opportunities to share in the Company’s overall growth and success. The Company offers employees a comprehensive benefits package, including health and wellness, financial, educational and life management benefits. In addition, we support employees in making an impact in their local communities and globally through environmental and social efforts that are meaningful to them.

Our Board of Directors engages with our senior leadership team, including the human resources executive, on a periodic basis across a range of human capital management issues, including succession planning and development, compensation, benefits, talent recruiting and retention, engagement, diversity and inclusion, and employee feedback.

Culture: The Board of Directors has recognized Accountability, People Oriented Strategy, Responsible Financial Practices, Risk-Adjusted Returns and Transparency as the elements of corporate culture necessary for the Company to achieve success. Our culture is what unifies our employees across our decentralized business model, ensures we are positioned to serve our diverse clients globally and propels the Company’s continuous evolution. We are committed to fostering a unifying culture and encouraging innovation across our enterprise. The key drivers of our culture encompass the premises that (i) specialized knowledge and having a customer-centric focus are competitive advantages and (ii) an environment that promotes integrity, embraces the commitment to “always do right,” fosters entrepreneurship and innovation, and values making thoughtful decisions for the long-term benefit of our enterprise. While there is no one “Berkley” way, each of our operating units has a unique culture that embodies a shared set of values that define our enterprise. Our structure, with more than 50 distinct operating units, facilitates the prompt identification of and appropriate action with respect to addressing individual business or cultural issues arising within an operating unit, without affecting the larger enterprise. Furthermore, these operating units are overseen by senior corporate business managers and senior corporate functional

2020 Proxy Statement	45

CORPORATE GOVERNANCE AND BOARD MATTERS

managers, including actuarial, claims, underwriting, compliance and finance, providing a unique governance structure that makes it easier to identify such issues. Additionally, because our Board of Directors diligently exercises its risk management oversight through, among other activities, regular interactions with employees beyond corporate senior management, our directors have visibility into and receive timely feedback on cultural issues that may affect our business.

As significant owners of our Company who are required to hold their shares until separation from service (See page 82), each of our directors has a vested interest in cultivating talent and perpetuating a culture that facilitates the execution of our long-term objectives. In addition, the contributions to long-term value creation component of our Annual Incentive Compensation Plan links human capital management and culture to NEO compensation.

Communications with Non-Management Directors

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. With respect to communications to non-management members of the Board of Directors, the General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of all such communications upon the request of any addressed director.

Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.berkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov.

46	W. R. Berkley Corporation

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with Management and Others

As described above, the Company has adopted both a Code of Ethics and Business Conduct that applies to all Company employees and a Statement of Business Ethics for the Board of Directors (together, the “Statements”), each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure to the Company of any such transaction. Company management initially determines whether a disclosed transaction requires review by the Business Ethics Committee. Based on its consideration of all of the relevant facts and circumstances, the Business Ethics Committee decides whether or not to approve such transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Business Ethics Committee. The Business Ethics Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2019, the Company continued to engage the services of Associated Community Brokers (“ACBrokers”), an insurance agency then indirectly owned by Mr. Wm. Berkley, the Company’s Executive Chairman, and Mr. Rob Berkley, the Company’s President and Chief Executive Officer. During 2019, ACBrokers received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $1,650,226 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries, and received a fee of $369,319 from the Company for services rendered in connection with the administration of the Company’s medical benefits program. In addition, ACBrokers may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

Also during 2019, two of the Company’s non-officer employees performed services for Interlaken Capital, Inc. (“Interlaken”), a company substantially owned and controlled by Mr. Wm. Berkley, the Company’s Executive Chairman. Interlaken separately compensates those Company employees for providing such services.

The above transactions between the Company, on the one hand, and ACBrokers and Interlaken, respectively, on the other hand, have been previously approved by our independent Business Ethics Committee in accordance with the procedures described above.

BlackRock, Inc., which beneficially owns more than 5% of the Company’s common stock, provides, on an arm’s length basis, investment management software to the Company for which the Company paid fees to BlackRock of approximately $1.35 million during 2019. As BlackRock is not an officer, employee or director of the Company, the Statements do not require approval of this arrangement by the Business Ethics Committee.

Mr. Nusbaum, a director of the Company, is a Senior Partner of Willkie Farr & Gallagher LLP, outside counsel to the Company.

2020 Proxy Statement	47

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

48	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides material information about the Company’s compensation policies, objectives and decisions regarding our NEOs1 as well as perspective for investors on the amounts disclosed in the Summary Compensation Table and other tables, footnotes and narrative that follow.

This Compensation Discussion and Analysis and the tables that follow cover the compensation paid in 2019 to the following five NEOs and one additional executive officer:

➣	W. Robert Berkley, Jr.: President and Chief Executive Officer (“CEO” or “Mr. Rob Berkley”);

➣	William R. Berkley: Executive Chairman of the Board (“Executive Chairman” or “Mr. Wm. Berkley”);

➣	Richard M. Baio: Executive Vice President — Chief Financial Officer and Treasurer (“CFO” or “Mr. Baio”);

➣	Ira S. Lederman: Executive Vice President and Secretary;

➣	James G. Shiel: Executive Vice President — Investments; and

➣	Lucille T. Sgaglione: Executive Vice President.[1]

[1]

We are providing voluntary disclosure for Ms. Sgaglione due to her position as Executive Vice President even though she is not considered an NEO under the Securities and Exchange Commission’s compensation disclosure rules. In her role as Executive Vice President, Ms. Sgaglione has oversight over certain of the Company’s operational activities. References to NEO annual compensation in this Compensation Discussion and Analysis include Ms. Sgaglione’s compensation unless specifically stated otherwise.

Practices that We Emphasize and Practices that We Avoid

We are committed to executive compensation practices that drive long-term value creation and mitigate risk, and that align the interests of our executives with the interests of our stockholders. Below is a summary of best practices that we have implemented and practices that we avoid, with the goal of promoting the best long-term interests of the Company and our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

What We Emphasize	What We Avoid

✓  Pay for performance

✓  Incentivize and reward long-term value creation

✓  Vested RSUs are mandatorily deferred until separation from service

✓  Robust share ownership for senior executives

✓  Non-formulaic performance-based annual cash incentive award program that mitigates risk of short-term oriented behavior

✓  Capped maximum NEO annual cash incentive awards

✓  Clawback policy covering all LTIP and RSU awards that is triggered based on:

•   Executive engaging in misconduct

•   Executive choosing to breach post- employment obligations

✓  Restrictions on pledging Company stock by NEOs

✓  Independent compensation consultants

✓  Capped payout for LTIP awards

✓  Modest perquisites

✓  Double-trigger vesting on change in control

✗ No employment agreements

✗ No separate severance agreements or guaranteed cash severance.

✗ No liberal share recycling

✗ No stock options

✗ No tax gross-ups on perquisites

✗ No dividend equivalents paid on unearned or unvested RSUs

✗ No hedging or derivative transactions on the Company’s stock by executive officers or directors

Executive Compensation Program Philosophy, Policies and Practices

Our philosophy for our executive compensation program is to provide an attractive, flexible and market competitive program tied to performance and closely aligned with the interests of our stockholders through the creation of stockholder value. Our program is designed to recognize and reward the achievements of our executives and to attract, retain and motivate our leaders in a competitive environment. Key principles include the following:

Competitive Market-Based Compensation. Provide base salary and benefits that are market competitive to facilitate our ability to attract and retain high-caliber individuals with the leadership abilities and experience necessary to develop and execute business strategies and build long-term stockholder value.

Pay-for-Performance. Link a significant portion of compensation to Company performance, with an emphasis on long-term awards.

➣ The vast majority of NEO pay (91% for the CEO and 82% for all other NEOs as a group) is variable, at-risk, and tied to short- or long-term business performance.

➣ Based on grants made in 2019, 64% of total CEO compensation and 56% of the compensation of all other NEOs as a group are linked to long-term performance awards.

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COMPENSATION DISCUSSION AND ANALYSIS

Reward Long-Term Performance. Consistent with managing the business over the long term, executive compensation should reward executives for the long-term performance of the Company as longer performance periods are better suited to the cyclicality of our business.

➣ LTIP awards are earned over five-year performance periods — notably longer than the three-year period that is typical for many of our peer insurance companies.

➣ Performance periods for our performance-based RSUs also extend for a total of five years from grant.

Mitigate risk of short-term oriented behavior that is detrimental to long-term value creation through non-formulaic performance-based annual cash incentive award program.

➣ A non-formulaic program that uses negative discretion permits the application of judgment that is necessary to align annual cash incentive award payouts with a holistic assessment of performance for the year, after considering various performance indicators and environmental factors in the context of long-term value creation.

➣ Our financial results are the starting point for determining annual cash incentive awards, with a primary emphasis on ROE. The Compensation Committee also considers other performance-based metrics to understand the drivers of ROE in that particular period and the implications for the longer-term.

➣ Formula-based short-term incentives are not well suited to our business. It is easy, and can be misleading, to meet short-term targets due to the cyclical nature of the insurance industry and the fact that the ultimate results of business written in a given year may not be known for many years. Formulaic incentives can encourage counterproductive behaviors that create near-term payouts at the expense of the longer-term health and value of the business, and may raise concerns from a risk management perspective, potentially undermining long-term stockholder value.

➣ Our NEOs’ annual cash incentive awards are based on financial performance for the current year, financial performance compared to compensation peers, and contributions to long-term value creation.

Align Compensation with Stockholder Interests. Link executives’ and stockholders’ interests through the risks and rewards of long-term common stock ownership.

➣ All RSU awards for NEOs and other senior executives, once vested, are mandatorily deferred and the shares are not owned by or delivered to the executive until the executive separates from service. These executives have no opportunity to convert any of their deferred RSUs to cash as long as they are employed by the Company.

➣ Over time, the accumulation of deferred RSUs results in a substantial portion of each executive’s personal net worth being tied directly to the value of our stock, aligning their interests with long-term stockholder value creation. For NEOs (other than one relatively new NEO, the CFO), the multiple of stock owned to the required amount ranges between 10 and 153 times our ownership guidelines.

➣ We believe the deferral practice to be unique to the Company among our peers.

➣ To fully align ownership interest, we have established rigorous ownership guidelines and prohibitions against pledging of shares used to meet ownership guidelines and prohibitions against hedging of any shares.

➣ Executives forfeit unvested LTIP and RSU awards when they leave the Company (except to retire, in some cases) or if they engage in misconduct while employed. In addition, we can claw back LTIP payouts and vested RSUs if an executive engages in misconduct or breaches post-employment obligations.

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COMPENSATION DISCUSSION AND ANALYSIS

Stockholder Outreach. In 2019, the Company’s say-on-pay vote was approved, receiving affirmative support of 96.7% of the shares voted. We continue to engage with our stockholders. During this stockholder outreach effort, we received no requests to modify our compensation programs. (See pages 20-21.)

Objectives and Design of the Executive Compensation Program

The executive compensation program for NEOs generally includes the following components:

Compensation Element	Role of the Element and Why W. R. Berkley Corporation Uses the Element

Annual Cash Compensation
Base Salary	➣ Attracts and retains NEOs. ➣ Provides a fixed level of compensation for NEO services rendered during the year.
Annual Cash Incentive Award

➣ Provides focus on short-term performance measures that are linked to the Company’s long-term success and creation of long-term stockholder value.

➣ Annually rewards NEOs for delivering ROE and other performance metrics consistent with the Company’s long-term objectives.

Long-Term Incentive Compensation

Mandatorily Deferred Performance-Based Restricted Stock Units

➣ Increases stock ownership among NEOs since RSUs are settled in shares of Company stock.

➣ Provides focus on ROE performance over a period that is longer than our loss reserve duration of approximately 4 years.

➣ Promotes long-term alignment of NEOs’ financial interests with those of our stockholders since all shares earned upon vesting of RSUs are mandatorily deferred and not delivered until separation from service.

➣ Through a Company-wide goal, encourages teamwork and decision-making to further the long-term best interests of the Company.

➣ Encourages retention of NEOs through use of overlapping vesting periods and mandatory deferrals.

➣ Places focus on stock price and dividend yield, as NEOs receive dividend equivalent payments on vested RSUs.

➣ Discourages excessive risk taking.

Long-Term Incentive Plan (LTIP) Awards

➣ Places focus on growth in book value, a primary driver of stockholder value over a period that is longer than our loss reserve duration of approximately 4 years.

➣ Through a Company-wide goal, encourages teamwork and decision-making to further the long-term best interests of the Company.

➣ Encourages retention of NEOs through use of overlapping performance periods.

➣ Allows NEOs to realize a portion of long-term compensation at established intervals during employment through potential LTIP cash payments.

➣ Discourages excessive risk taking.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites

Benefit Replacement Plan

➣ Makes up for the Code limits on Company contributions to the Company’s tax-qualified profit sharing plan.

➣ Allows for equal treatment of all employees who participate in the tax-qualified profit sharing plan.

➣ Provides a competitive compensation element designed to attract and retain NEOs.

Deferred Compensation

➣ Allows NEOs to defer receipt of all or part of their base salary, annual cash incentive award and excess profit sharing payments.

➣ Provides a strong retention feature through reasonable return potential.

➣ Enhances current year cash flow to the Company in a cost effective manner.

➣ Provides an attractive tax planning tool designed to attract and retain NEOs.

Additional Benefits

➣ Provides coverage for officers, including the NEOs, in the areas of life, travel accident, and long-term disability insurance.

➣ Provides a competitive compensation element designed to attract and retain NEOs.

Personal Use of Company Aircraft (CEO and Executive Chairman only)	➣ Enhances security and personal safety of the CEO and the Executive Chairman. ➣ Enhances productivity of the CEO and the Executive Chairman.
Supplemental Benefits Agreement (a legacy arrangement with Executive Chairman only)

➣ Provides continued health insurance benefits and certain perquisites to the Executive Chairman after employment ends.

➣ Provides consideration in exchange for a non-compete agreement with the Executive Chairman.

Other
Director Fees (CEO and Executive Chairman only)

➣ Compensates the CEO and the Executive Chairman, who are also members of the Board of Directors, for responsibilities and duties that are separate and distinct from their responsibilities as officers.

Additional Design Information

Annual Cash Incentive Award. Because of the cyclical nature of our industry, the Compensation Committee’s determination to assess ROE performance holistically based on a series of supplemental performance indicators, and the need to maintain a long-term perspective, we use a non-formulaic performance-based annual cash incentive award program.

At the beginning of each year, the Compensation Committee determines maximum potential awards for the CEO and certain other NEOs for that same year ending December 31. Actual award amounts under the Amended and Restated Annual Incentive Compensation Plan (the “Annual Incentive Compensation Plan”) for the NEOs are determined early in the following year by applying negative discretion to the maximum award based on the Company’s annual performance for the year. Negative discretion provides the

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that is detrimental to long-term value creation. Under the Company’s Annual Incentive Compensation Plan, the Compensation Committee evaluates the Company’s performance across a number of measures. The primary performance measure considered is ROE, as it provides the most complete picture of the Company’s performance in a given year and across time periods.

The Compensation Committee also considers other measures that inform the evaluation of ROE performance, as a property casualty insurance company has earnings streams from both underwriting activity and investment activity, and is dependent upon prudent capital management, strategic business and investment decisions and an appropriate long-term focus to maximize risk-adjusted return. These other measures are generally consistent from year to year. However, the Compensation Committee has the discretion to add/remove or change the degree of emphasis on certain measures, depending upon the business and economic environment.

➣

ROE. Our long-term goal of 15% ROE has remained consistent for our entire 50-year plus history. Although 15% is a demanding hurdle for a property casualty insurance company in a low interest rate environment, the Compensation Committee believes it remains appropriate as a long-term goal in order to challenge management to maximize stockholder value.

➣

Combined Ratio. Combined ratio is a key measure of underwriting profitability for insurance companies. A combined ratio below 100% indicates that an insurance company’s underwriting activities are profitable. The appropriate combined ratio target for a company depends upon its mix of business. Companies that are concentrated in businesses characterized by low frequency and high severity (such as property catastrophe reinsurance) will generally target a very low annual combined ratio absent a major event, so that the earnings in low-catastrophe years can offset the severity of loss from a significant event. Such companies typically demonstrate a high degree of volatility in their underwriting results. Companies that have a higher frequency of loss, with less severity (as is often the case with casualty business) may target a relatively higher combined ratio and their results tend to be less volatile. A comparison to an industry benchmark automatically adjusts for competitive conditions and allows us to better gauge our performance relative to our competitors.

Because our business is predominately low-limit casualty insurance, the Compensation Committee considers our combined ratio target of 95% or lower (absent a major catastrophe) to be stringent, yet achievable. While an even lower combined ratio would be necessary to achieve a 15% ROE in the current environment, the Compensation Committee recognizes that our willingness to walk away from underpriced business in a competitive rate environment requires us to accept a higher expense ratio at times, and thus a higher combined ratio. A combined ratio target that is too stringent would fail to incentivize proper underwriting discipline.

The Compensation Committee also considers our combined ratio as compared to the property casualty insurance industry as a whole, to account for cyclical changes derived from competitive conditions, as well as the impact of catastrophe events on the industry and our Company. The Compensation Committee also recognizes that in times of below average catastrophe activity, our outperformance compared to the industry will temporarily narrow.

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COMPENSATION DISCUSSION AND ANALYSIS

➣

Net Investment Income. The Compensation Committee expects consistent income from fixed-maturity securities while maintaining the same high quality portfolio, combined with a duration that provides flexibility in an uncertain interest rate environment. This task has been difficult, as the reinvestment rate for new investments has been generally below the expiring yield of maturing investments for several years. Income from fixed-maturity securities has also been affected by the allocation of a modestly larger percentage of assets to other classes. The Compensation Committee recognizes that investments designed to generate capital gains may produce less annual income, and this income may be less predictable, but such investments are designed to generate a higher total return over the life of the investment. In addition, while investment funds and the merger arbitrage portfolio inherently have greater variability than fixed-maturity securities, the Company expects they will generate a higher average yield over time.

➣

Net Realized Gains on Investment Sales. In the low interest rate environment of the last several years, the Company allocated an increased portion of the investment portfolio to assets designed to generate capital gains and above average total returns. Over the past several years, we have made a number of investments designed to generate capital gains, and continue to do so.

➣

Growth in Earnings Per Share. The Company measures growth in earnings per share while being mindful of capital management. We do not target a specific percentage growth in earnings per share so as not to improperly incentivize irresponsible growth in premiums written, particularly in competitive or weak pricing environments. The absence of a specific growth target also allows the Compensation Committee to take into account variability in income from investment funds and realized gains.

➣

Growth In Book Value Per Share Before Dividends and Share Repurchases. After giving effect to capital management and changes in accumulated other comprehensive income, growth in book value per share before dividends and share repurchases should be broadly in line with ROE. When we are generating more capital than can be reinvested in the business, the excess capital is returned to stockholders.

➣

Investments In New Businesses. Of the Company’s 53 operating units, 7 have been acquired and 46 have been started internally. We believe that starting new businesses when the best talent can be attained is better for long-term value creation than buying businesses that may have unknown balance sheet issues, add goodwill to the balance sheet, or be culturally incompatible. Disruptions in the market due to financial difficulties, changes in strategic direction at other companies and mergers or acquisitions typically provide the best opportunities to find talented individuals who share our long-term vision. The Compensation Committee expects the number of businesses started in any given year to vary depending upon available opportunities, and recognizes that start-up costs can negatively impact earnings for a period of time.

➣

Consistency Among Members of the Management Team. A significant amount of turnover in senior management can disrupt operations and detract from long-term focus. Recognizing that retaining and developing talent is difficult in today’s competitive job market, the Compensation Committee looks to incentivize retention of talented executives.

Performance is evaluated through a review of financial performance for the current year, a comparison of the annual results to the results of the Company’s compensation peer companies, and contributions to long-term value creation.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentives. The Company’s long-term incentive programs for the NEOs generally consists of two components:

➣	Performance-based RSUs under the Company’s 2018 Stock Incentive Plan; and

➣	Cash-denominated performance units under the LTIP.

The long-term incentive compensation programs have been designed to vest after periods that are longer than the average duration of the Company’s liabilities to align the executives’ interests with those of the stockholders. The programs support the Company’s focus on long-term performance through multiple overlapping three- or five-year performance cycles for RSU and LTIP awards. These performance-based RSU and LTIP awards (as well as the mandatory deferral feature of vested RSU awards whereby shares are not delivered until separation from service) encourage our NEOs to achieve and sustain longer-term Company performance goals. These awards also align NEOs’ financial interests with those of the Company’s stockholders, as a significant portion of their annual compensation is tied directly to the value of our stock or metrics that are highly correlated with the value of our stock. The mandatory deferral feature of the RSUs also ties a significant portion of each NEO’s personal net worth to the value of our stock.

Performance-Based RSUs. Our NEOs are awarded performance-based RSUs that are earned, or not, based on ROE performance. The performance-based RSUs consist of three tranches that vest, if earned, after three separate, but overlapping three-year performance periods, with the final tranche vesting only after five years. The diagram below explains the structure and performance periods for awards made in 2019.

We believe it is important for executives to be fully aligned with our stockholders. This alignment includes our dividend policy. Therefore, our performance-based RSU awards generally include dividend equivalent rights with respect to vested shares. RSUs start vesting after the third year, so we believe that it is important for these recipients to also share in the dividends generated by those shares at the same time. However, no dividend equivalents will be paid if the underlying shares do not vest.

LTIP Awards. The 2019 Long-Term Incentive Plan is a cash-based long-term incentive plan. LTIP awards are performance units that grow in value based on one or more performance measures selected by the Compensation Committee and are settled, to the extent earned, in cash at the end of the performance period. The performance measure for current outstanding LTIP awards is the average annual increase in book value per share, as adjusted, during a five-year performance period.

Since 2015, the hurdle for maximum payout of awards has been set at 12.5%. The Compensation Committee believes a 12.5% average annual growth rate provides a significant stretch in performance goals that is reflective of current insurance market conditions and the low interest rate environment. Because of the rigor of the performance target for LTIP awards as demonstrated by these results, several

56	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

of our LTIP awards have paid out at substantially less than the maximum potential value over the past several performance cycles. (See page 66.) The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other conditions.

LTIP-based compensation can be recaptured (clawed back) for up to two years after settlement if a recipient breaches post-employment obligations or violates misconduct provisions of the award agreement.

Mandatory Deferral and Clawback: Key Features of Our RSUs and Critical Differentiators. After vesting, settlement of the RSUs is deferred (on a mandatory basis) and shares are not delivered until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 77 in total). We believe this deferral feature is unique to the Company’s program compared to peer companies. Executives have no ability to monetize vested RSUs until separation from service. The amounts deferred remain at risk in the event of a decline in the value of the Company’s stock. Dividend equivalent payments are made only after RSUs vest.

The mandatory deferral feature reinforces our executives’ incentive to maximize long-term stockholder value, as the value of the deferred shares cannot be realized until separation from service and the accumulated value can grow to represent a significant portion of an executive’s personal net worth.

Clawback. RSU-based compensation can be recaptured (clawed back) if a recipient breaches post-employment obligations or violates misconduct provisions of the award agreement during employment and the one-year period following separation from the Company.

Restrictions on Pledging. Shares used in fulfillment of the stock ownership guidelines may not be pledged or otherwise encumbered. In addition, vested but mandatorily deferred shares may not be pledged since they are not delivered until after separation from service.

Prohibition on Hedging. Our NEOs, other senior officers and directors are prohibited from hedging or similar transactions (such as prepaid variable forward contracts, equity swaps, collars, and exchange funds) with respect to the Company’s stock except as may be expressly permitted by the Company’s Executive Chairman of the Board, President or General Counsel. This prohibition has never been waived.

Deferred Compensation. The Company maintains the Deferred Compensation Plan for Officers, in which the NEOs may participate on a voluntary basis. Under the plan, eligible officers may elect to defer all or a portion of their base salary, annual cash incentive award or bonus, as the case may be, and excess profit sharing payments for any year. Amounts deferred accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date prior to or on the date of the officer’s

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COMPENSATION DISCUSSION AND ANALYSIS

separation from service (subject to a six-month delay to comply with Section 409A of the Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. For 2019, the Compensation Committee determined to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified Deferred Compensation for 2019 table and the associated narrative and footnotes on page 79 provide additional information on the plan and NEO participation.

The Deferred Compensation Plan for Officers provides a valuable tax planning mechanism to the NEOs and thereby supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain our current NEOs. In addition, deferrals under the plan allow for delayed compensation payments and thereby increase current year cash flow for the Company.

Benefit Replacement. The Company maintains a Benefit Replacement Plan, which provides participants with an annual payment equal to the amount they would have otherwise received under the Company’s tax-qualified profit sharing plan absent the limitations imposed by the Code on amounts that can be contributed under the tax-qualified profit sharing plan. This payment is made annually in a lump sum unless deferred by the participant under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the “All Other Compensation” column of the Summary Compensation Table and the associated footnotes on pages 73-74.

The Benefit Replacement Plan ensures that the full value of the intended benefits under the tax-qualified profit sharing plan is provided to the NEOs and as such supports the Company’s ability to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the Executive Chairman. The Company has a Supplemental Benefits Agreement with Mr. Wm. Berkley, originally dating to 2004 and amended since then to comply with Section 409A of the Code and, in 2013, to terminate the retirement benefit that was originally included and subsequently liquidated. The remaining benefits to be provided to Mr. Wm. Berkley (and his spouse, as applicable) under the agreement, as amended, are as follows:

➣	continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

➣

continued use of a Company plane and a car and driver for a period beginning with termination of employment and ending with the latest to occur of the second anniversary of such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

➣	office accommodations and secretarial support; and

➣

payment of any excise tax imposed upon the Executive Chairman under Section 4999 of the Code (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes), in the event of a change in control. As noted on pages 79-80, if a change in control and termination of the Executive Chairman’s employment had occurred on December 31, 2019, no excise tax would have been triggered.

In exchange for these benefits, the agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

58	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Additional detail on the agreement is provided under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 79-82.

Use of Market and Peer Group Data

The Compensation Committee annually reviews and analyzes market data on total direct executive compensation. Total direct compensation (defined as base salary, annual cash incentive awards, and the potential value of long-term incentive awards granted) for the NEOs is compared to that paid to individuals holding comparable positions at our peer companies.

In 2019, the Compensation Committee reviewed with its independent compensation consultant, Meridian, the composition of the peer group to be used for compensation market data, taking into account the Company’s size and market positioning relative to potential peer companies as well as the impact of changes due to acquisitions. The Compensation Committee decided no changes to the peer group were necessary.

The Compensation Committee believes that the peer group should be comprised primarily of property casualty insurance underwriters, and not include (as the peer groups used by proxy advisors do) brokerage firms or companies in the life (re)insurance business as such companies’ performance can be affected by factors not germane to the Company’s business. Further, the Compensation Committee believes that the peer group it has identified for the Company is appropriate because it includes companies across a wide range of market capitalization with whom the Company competes for business, capital and senior executive talent. The companies included in our compensation peer group, shown below, represent direct competitors of the Company for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels.

➣ Alleghany Corporation	➣ Everest Re Group, Ltd.
➣ American Financial Group, Inc.	➣ Fidelity National Financial, Inc.
➣ Arch Capital Group Ltd.	➣ The Hartford Financial Services Group, Inc.
➣ Aspen Insurance Holdings Limited(1)	➣ Markel Corporation
➣ Axis Capital Holdings Limited	➣ The Progressive Corporation
➣ Chubb Limited	➣ RenaissanceRe Holdings Ltd.
➣ CNA Financial Corporation	➣ The Travelers Companies, Inc.

(1)	Aspen Insurance Holdings Limited was acquired by investment funds managed by affiliates of Apollo Global Management, LLC in the first quarter of 2019 and will no longer be in the Company’s peer group.

The Compensation Committee reviews market data, together with performance data, for our peer companies to evaluate the overall alignment of total direct compensation paid and relative performance. In addition, the Compensation Committee also reviews broader industry survey data as an additional reference point. However, market data is only one of many factors considered in setting future compensation awards. We do not target a specific percentile for any pay component or for our total direct compensation, nor do we target any particular mix of base salary, annual cash incentive awards, and long-term incentive compensation. Our executives’ actual pay is determined primarily by Company operational and financial performance.

2020 Proxy Statement	59

COMPENSATION DISCUSSION AND ANALYSIS

The adjacent graphs plot relative rankings of three-year performance versus CEO pay for the Company and its compensation peer group. The graph on the top utilizes total stockholder return (TSR) to measure performance, while the graph in the middle utilizes return on equity (ROE) and the graph on the bottom utilizes growth in book value per share*. The graphs highlight our strong alignment between pay and performance relative to our peer group.

We believe it is important to compare the Company’s performance to a peer group comprised primarily of property and casualty insurance underwriters with whom we compete for business and talent, which includes companies across a wide range of market capitalization, as well as those who are also members of the S&P 500®. See “Use of Market and Peer Group Data” on the previous page.

The Company utilizes ROE and growth in book value per share in its compensation programs. We believe that they are more appropriate indicators of management performance than stock price and that over the long term, stock price will reflect the value created through strong ROE and growth in book value per share.

*

Compensation is based on proxy Summary Compensation Table disclosures. Where peer 2019 compensation has not been disclosed as of April 9, 2020 (one company in our compensation peer group), estimated values have been used, based on forward and/or historical disclosures. Financial and market data has been standardized across companies. Total stockholder return (“TSR”) is defined as stock price appreciation plus reinvested dividends. Book value per share is defined as common stockholders’ equity divided by common shares outstanding. Return on equity is defined as net income over beginning of year common stockholders’ equity. TSR and book value per share calculations reflect three-year annualized growth rates; return on equity calculations reflect a three-year average.

60	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Decisions During the Last Year

General Approach. The Compensation Committee makes the determinations concerning NEO compensation. The CEO and the Executive Chairman make initial recommendations to the Compensation Committee with respect to compensation for NEOs other than themselves. The Compensation Committee then makes the final determination.

Base Salary. Base salaries for NEOs in 2019 were unchanged from 2018, except for Mr. Baio, who became CFO in 2016 and was additionally promoted to Executive Vice President in 2019.

Mr. Rob Berkley’s annual salary was set at $1 million effective June 1, 2016 in conjunction with his transition into the CEO role. His salary has not increased since then, at his request.

Mr. Wm. Berkley has received a base salary of $1 million since January 1, 2000; his salary has not increased since then, at his request.

Mr. Lederman’s and Mr. Shiel’s base salaries were set at $650,000 in 2015 and have remained the same since that time. Ms. Sgaglione’s base salary was set at $650,000 in 2017 and has remained the same since that time. Mr. Baio’s annual base salary for 2019 was increased to $630,000, $30,000 more than 2018. The increase generally equalized his total compensation with that of the other NEOs who are also executive vice presidents.

Name	2019 Annual Base Salary	2018 Annual Base Salary

Mr. Rob Berkley	$1,000,000	$1,000,000

Mr. Wm. Berkley	$1,000,000	$1,000,000

Mr. Baio	$630,000	$600,000

Mr. Lederman	$650,000	$650,000

Mr. Shiel	$650,000	$650,000

Ms. Sgaglione(1)	$650,000	$650,000
(1)	Ms. Sgaglione is not an NEO.

Annual Cash Incentive Award.

After the close of the year, the Compensation Committee, with the input of the CEO and the Executive Chairman and performance information for the Company’s compensation peer group provided by Meridian, evaluated the Company’s performance across all established measures. Overall, the Compensation Committee determined that the Company’s performance in 2019 was strong. It exceeded 2018 results, despite the low interest rate environment.

For awards for the CEO and Executive Chairman, the Compensation Committee considered ROE and the supplemental performance measures set forth below, taking into account the Company’s financial performance for the current year, financial performance compared to peers and contributions to long-term value creation.

2020 Proxy Statement	61

COMPENSATION DISCUSSION AND ANALYSIS

The CEO and the Executive Chairman made recommendations to the Compensation Committee concerning annual incentive payments for the NEOs other than themselves. These awards were based on an evaluation of the Company’s ROE and supplemental performance measures (primarily in comparison to the compensation peer group and industry), and the award levels relative to prior-year award payouts. Each NEO’s individual accomplishments and contributions to the Company’s results were also evaluated. This additional subjective evaluation is not based on any specific pre-determined criteria and generally will not impact the award levels, either positively or negatively, except in cases of extraordinary performance. No adjustments based on extraordinary individual performance were made to the annual cash incentive award amounts.

Mr. Baio, our Chief Financial Officer, participated in the Annual Incentive Compensation Plan commencing in 2018 and Ms. Sgaglione did not participate in the Annual Incentive Compensation Plan in 2018 or 2019. For the years in which individuals did not participate in the Plan, the CEO and the Executive Chairman followed the same general process as used for the other NEOs to develop their recommendation for the annual cash incentive award.

Observations regarding performance in relation to the principal criteria considered by the Compensation Committee to assist its annual cash incentive award decision-making are summarized in the table below:

	Objective	2019 Observations	2019 Performance
ROE (1)	15% ROE over the long term

Affected by competitiveness of underwriting environment and low interest rates offset by profitable growth in an improving rate environment. Despite falling short of target, 2019 ROE increased over that reported in 2018.

12.5% compared to 11.8% in 2018
Combined Ratio	95% or less (absent a major catastrophe) and better than the industry average over the long term

Sound underwriting results on an absolute basis and relative to the industry. Outperformance versus industry continued in 2019. The Company’s combined ratio was 4.4 points better than the property casualty insurance industry of 98.2%. (2)

93.8% compared to 95.3% in 2018
Net Investment Income	Stable fixed maturity portfolio income and higher long-term alternative asset yield

Stable fixed maturity income as invested asset growth offset a slight decline in yield. The fixed-maturity portfolio is positioned to manage the uncertain interest rate environment with a duration of 2.8 years and an average rating of AA-. Income from alternative assets was within expectations.

$646M compared to $674M in 2018; Fixed maturity yield 3.4%
Net Realized Gains On Investment Sales	A regular stream of capital gains from alternative investments, within acceptable risk limits	The Company realized gains on the sales of certain investments.	$35M compared to $481M in 2018 (pre-tax)
Earnings Per Share	Year over year growth	EPS increased 6% compared to 2018 due to improved underwriting income.	$3.52 compared to $3.33 in 2018
Growth in Book Value Per Share Before Dividends and Share Repurchases	Year over year growth before changes in accumulated other comprehensive income (“AOCI”)	Positively affected by earnings and unrealized investment gains. The strong growth was consistent with ROE and expectations.	17.3% growth compared to 4.9% in 2018

62	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

	Objective	2019 Observations	2019 Performance
Investments In New Businesses	Start new businesses opportunistically when the best talent can be obtained

Market conditions and few disruptive events at competitors limited opportunities to start new businesses. No new operating units were formed, however, opportunities arose within operating units to create a new division with product focus.

Developed a new division within an operating unit
Management Consistency	Stability among senior management and smooth transitions	Effected smooth successions in key leadership positions. Continued to enhance management, leadership and succession development programs.	No unplanned turnover in senior positions

(1)	ROE data based on beginning of year stockholders’ equity.
(2)	Property casualty insurance industry combined ratio data from A.M. Best.

The Company’s 2019 ROE increased over that reported in 2018 and was more stable than the peer group, with a five-year average ROE that ranked in the 82nd percentile of our compensation peer group.

The annual cash incentive awards paid for 2019 are summarized in the table below:

Name	2019 Annual Cash Incentive Award	2018 Annual Cash Incentive Award	Change From 2018

Mr. Rob Berkley(1)	$3,000,000	$3,000,000	0%

Mr. Wm. Berkley(1)	$3,000,000	$3,000,000	0%

Mr. Baio(1)	$525,000	$500,000	5%

Mr. Lederman(1)	$500,000	$500,000	0%

Mr. Shiel(1)	$500,000	$500,000	0%

Mr. Sgaglione(2)	$500,000	$500,000	0%

(1)	The 2019 and 2018 annual cash incentive awards for these individuals were made under the Annual Incentive Compensation Plan.
(2)	In 2019 and 2018 the amounts Ms. Sgaglione received were discretionary bonuses. Ms. Sgaglione is not an NEO.

➣

There were no changes from 2018 to each of the NEO’s annual cash incentive awards or Ms. Sgaglione’s discretionary bonus, except for Mr. Baio who was promoted to an executive vice president in February of 2019. Mr. Baio’s increase generally equalized his total compensation with that of the NEOs who are also executive vice presidents.

Long-Term Incentives.

In general, the performance-based RSU awards, as well as the LTIP awards, are sized taking into consideration (i) that the purpose of the awards is primarily to incentivize future performance rather than to differentiate and reward immediate past performance, so they will not vary significantly in grant date terms from year to year and (ii) NEOs with similar level of responsibility receive similarly sized awards.

2020 Proxy Statement	63

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Restricted Stock Units. RSU awards with performance-based vesting conditions were made to our NEOs in 2019. Each of the NEOs received a target number of performance-based RSUs divided into three tranches. Each tranche may be earned based on the Company’s three-year average ROE performance for the three-year periods ending on each of June 30, 2022, 2023, and 2024, compared to the rate on the five-year U.S. Treasury Note (“T-Note”) as of July 1, 2019, as follows:

Excess ROE (1) ( i.e. , Average ROE Less the T-Note Rate)	Percentage of Target RSUs That Will Be Earned

Less than 500 basis points	0%

500 basis points	80%

633 basis points	90%

766 basis points	100% (target)

900 or more basis points	110%
(1)	For any Excess ROE performance between 500 and 900 basis points, linear interpolation will be used to determine the vesting fraction. For performance-based RSU awards, “Average ROE” is defined as net income from continuing operations divided by beginning-of-year stockholders’ equity, measured quarterly and averaged over the performance period.

The Compensation Committee chose ROE as the performance measure for 2019 performance-based RSU awards because it is a key performance indicator in our industry closely watched by investors. The Compensation Committee believes that using ROE for both these performance-based RSUs and as a primary metric to determine annual cash incentive awards is appropriate because the metric is well aligned with stockholder interests and because the Compensation Committee believes there is adequate balance with other performance criteria in both the Annual Incentive Compensation Plan (through the Compensation Committee’s use of negative discretion and review of multiple supplemental measures) and the long-term plan (with the LTIP focus on book value). The Compensation Committee decided to keep the same payout scale for the 2019 awards that has been used since 2015. Under this payout scale, any excess ROE less than 500 basis points over the July 1 T-Note rate, for the year of grant, would result in no payout.

In 2019, the target number of performance-based RSU awards to our NEOs were as follows (more detail is found in the 2019 Grants of Plan-Based Awards table on pages 75-76):

Name	Target Number of 2019 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2019 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2018 Performance-Based RSUs Awarded

Mr. Rob Berkley	45,849	$3,250,006	$3,250,034

Mr. Wm. Berkley	45,849	$3,250,006	$3,250,034

Mr. Baio	6,701	$ 475,000	$ 400,075

Mr. Lederman	6,701	$ 475,000	$ 475,061

Mr. Shiel	6,701	$ 475,000	$ 475,061

Ms. Sgaglione(1)	6,701	$ 475,000	$ 475,061

(1)	Ms. Sgaglione is not an NEO.

64	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

In 2019, the following performance-based RSU grants vested at 110% of target level performance: (i) 2014 grant, (ii) the second tranche of the 2015 grant and (iii) the first tranche of the 2016 grant. All of these vested awards have been mandatorily deferred. (More detail is found in the Stock Vested in 2019 table on page 78).

LTIP Awards. Cash-denominated LTIP awards were granted in 2019 and will be earned based on growth in book value per share over the 2019-2023 period. The 2019 awards were structured similarly to awards made in prior years: units have no value at grant, but may gain in value during the subsequent five-year period based on growth in book value per share. If book value per share were to remain unchanged or decrease at the end of the five-year period, the earned value of an award would be zero. For the 2019 awards, the maximum LTIP unit value of $100 will be earned only for a 12.5% average annual increase in book value per share (as defined in the 2019 LTIP agreement), which implies a value for book value per share of $87.28 (from an opening value of $48.43), by the end of 2023. The Compensation Committee elected to set the performance requirement at 12.5% for the 2019 LTIP award, as it did in 2018, given the extended period of historically low interest rates. The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other factors and believes this performance hurdle is appropriate because it:

➣	Represents a challenging performance goal relative to actual book value per share growth in recent years to achieve the potential maximum value;

➣	Reflects the current operating environment for property casualty insurance companies; and

➣	Motivates our NEOs to pursue long-term goals aligned with stockholders’ interests while avoiding incentives for our NEOs to take excessive risks in the prevailing low interest rate environment.

In 2019, the NEOs were granted LTIP awards in the following amounts (more detail is found in the 2019 Grants of Plan-Based Awards table on pages 75-76):

Name	Number of 2019 LTIP Units Granted	Number of 2018 LTIP Units Granted

Mr. Rob Berkley	35,000	35,000

Mr. Wm. Berkley	35,000	35,000

Mr. Baio	4,500	3,750

Mr. Lederman	4,500	4,500

Mr. Shiel	4,500	4,500

Ms. Sgaglione(1)	4,500	4,500

(1) Ms. Sgaglione is not an NEO.

The 2019 LTIP award amounts remained the same as the amounts awarded in 2018, except for Mr.Baio, whose increased LTIP award generally equalized his total compensation with that of the NEOs who are also executive vice presidents.

2020 Proxy Statement	65

COMPENSATION DISCUSSION AND ANALYSIS

The levels of performance required to produce a maximum payout have proven to be rigorous and challenging in recent years. For the last three completed LTIP cycles, the payouts as a percentage of maximum potential value were as follows:

	2013 – 2017 Cycle	2014 – 2018 Cycle	2015 – 2019 Cycle

Payout (% of Maximum)	80%	84%	100%

For LTIP awards currently outstanding, the accrued payout values as of December 31, 2019 as a percentage of the maximum potential value are summarized as follows:

	2016 – 2020 Cycle	2017 – 2021 Cycle	2018 – 2022 Cycle	2019 – 2023 Cycle

Years Completed in 5-Year Cycle	4	3	2	1

Accrued Value as of December 31, 2019 (% of Maximum)	76.4%	52.1%	34.9%	13.4%

Accruals for amounts earned under open LTIP cycles are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the year that the amounts are earned (as required by SEC rules, even though the awards are not paid out until the end of the cycle, and may be forfeited). The values for 2019 in the Summary Compensation Table on pages 73-74 include amounts earned in 2019 under the five performance cycles that were open during the year.

Severance and Change in Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance or similar payments to the NEOs at, following, or in connection with any termination of employment (other than the benefits noted above in the discussion of the Executive Chairman’s Supplemental Benefits Agreement). However, the following agreements provide for certain benefits upon specific termination events:

Termination Event	Treatment

Death or Disability

➣  Legacy Time-Vested RSUs: Vest pro-rata based on the portion of the vesting period completed.

➣  Performance-Based RSUs: Vest pro-rata based on the portion of the performance period completed, assuming target performance.

➣  LTIP: Earned value determined as of the last completed fiscal year-end, and distributed in cash within 90 days.

Termination for Cause	➣ All Awards: Forfeit unvested portion.

Other Termination (For change in control, see paragraphs below)

➣  Legacy Time-Vested RSUs: Forfeit unvested portion unless vesting is accelerated by the Compensation Committee upon retirement.

➣  Performance-Based RSUs granted 2015 and after: Forfeit unvested portion.

➣  LTIP: For termination due to eligible retirement or by the Company for other than cause, earned value determined as of the last completed fiscal-year end, and distributed in cash within 90 days. For other terminations, forfeit.

66	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers, including the NEOs. Therefore, the Compensation Committee believes that appropriate change in control provisions are important tools for aligning executive officers’ interests with those of stockholders, in change in control scenarios. These provisions allow our executive officers to focus on strategic transactions that are in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

RSU and LTIP awards include “double trigger” treatment upon a change in control. If the holder’s employment is terminated by the Company without “cause” or by the holder for “good reason” (each as defined in the award agreements) within 18 months following the change in control, the unvested RSUs will vest (in an amount corresponding to an assumed achievement of “target” performance, for performance-based RSUs) and the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the termination. However, in the limited circumstances that LTIP awards are not assumed or substituted in connection with a change in control, then the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control.

For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 79-82 below.

Other Policies and Considerations

The Company maintains other policies and practices related to executive compensation and governance, including the following:

➣	Stock Ownership. Our NEOs are required to hold shares in the following amounts:

–	CEO: 10 times base salary

–	Executive Chairman: 10 times base salary

–	Other NEOs: 3 times base salary

2020 Proxy Statement	67

COMPENSATION DISCUSSION AND ANALYSIS

All of our NEOs hold stock well in excess of their guideline amounts as noted in the following table.

Eligible Shares Owned for Purposes of Stock Ownership Guidelines

Name(1)	Guideline	Guideline (# of Shares)(2)	Eligible Shares Owned – as of 3/31/2020(3)	Eligible Shares Owned (% of Guideline)

Mr. Rob Berkley	10x base salary	191,681	2,232,476	1,165%

Mr. Wm. Berkley	10x base salary	191,681	29,280,285	15,275%

Mr. Baio	3x base salary	36,228	59,974	165%

Mr. Lederman	3x base salary	37,378	491,832	1,316%

Mr. Shiel	3x base salary	37,378	392,952	1,051%

(1)	Ms. Sgaglione is not subject to the stock ownership guidelines.
(2)	Based on the March 31, 2020 closing stock price of $52.17 as reported by the NYSE.
(3)	Based on shares that are owned by the NEO (as described below), less any pledged shares.

Shares counting toward meeting these ownership guidelines include: shares that are owned by the executive; shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust; shares underlying unvested or vested deferred RSUs; and other unvested or vested deferred equity awards denominated in common stock, excluding pledged shares and unvested performance-based RSUs. An executive has five years from the date of becoming an NEO to come into compliance with the guidelines.

➣

Tax and Accounting Considerations. When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. As a result of passage of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”), effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exemption was eliminated, with the effect that compensation in excess of $1 million paid to our NEOs (including our Chief Financial Officer) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee does not limit executive compensation to the amount deductible under the Code. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, prior to the passage of the Tax Cuts and Jobs Act, most of the Company’s compensation programs were generally intended to qualify for deductibility under Section 162(m) of the Code, including annual cash incentive awards, LTIP awards, and performance-based RSUs (but not time-vested RSUs). As noted above, RSU awards are mandatorily deferred upon vesting, so tax-deductibility of awards granted prior to November 2, 2017 may be preserved even for legacy time-vested awards based on grandfathering of the agreements.

68	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

Section 409A of the Code requires programs that allow executives to defer a portion of their current income — such as the Deferred Compensation Plan for Officers — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer its compensation and benefits plans and arrangements for all of its employees and other service providers, including its NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including RSUs).

2020 Proxy Statement	69

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee

Mary C. Farrell, Chairwoman

Ronald E. Blaylock

Mark E. Brockbank

Leigh Ann Pusey

April 27, 2020

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

70	W. R. Berkley Corporation

DISCUSSION OF RISK AND COMPENSATION PLANS

Discussion of Risk and Compensation Plans

The Company has implemented a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks. As a result, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

➣	Multi-year equity vesting and multi-year performance periods (discussed on pages 55-57 of this proxy statement).

➣	Non-formulaic performance-based annual cash incentive awards (discussed on pages 51-55 of this proxy statement).

➣	Clawback practices (discussed on page 57 of this proxy statement).

➣	Stock ownership guidelines for NEOs (discussed on pages 67-68 of this proxy statement).

➣	Review of pledging of shares by Executive Chairman (discussed below).

➣	Unsecured and unfunded deferred compensation program (discussed on pages 57-58 of this proxy statement).

➣	Prohibition on hedging and restrictions on pledging of shares held by executives (discussed on page 57 of this proxy statement).

➣	Mandatory deferral of vested RSUs (with shares not being delivered until separation from service) for all NEOs and other senior officers (discussed on page 57 of this proxy statement).

As part of its contribution to risk oversight, the Compensation Committee annually reviews the pledging of shares by the Executive Chairman and reports to the Board of Directors. The Compensation Committee has noted that Mr. Wm. Berkley has not sold a share of the Company’s stock since 1969, other than in connection with cashless exercises of stock options or to cover taxes on vested restricted stock units from time to time, and has a strong track record of managing his pledged shares, through all economic environments, including the 2008-2009 financial crisis; he has never been required to sell any shares. His pledging actions are not designed to shift or hedge any economic risk associated with his ownership of the Company’s shares. He has pledged shares from time to time because he did not want to reduce his significant ownership stake and weaken his alignment with the Company’s stockholders.

Mr. Wm. Berkley has significantly reduced the number of shares pledged over the past few years. This reduction in his pledged holdings totals approximately 19.1 million shares, or an approximately 69% decline, since 2011, including approximately 4.5 million shares since 2017. Moreover, his unpledged holdings total more than 29 million shares with an approximate market value of $1.53 billion as of March 31, 2020, which represents 153 times the Company’s stock ownership guidelines for the Executive Chairman. The Compensation Committee and the Board of Directors review this issue annually and are comfortable that, due to Mr. Wm. Berkley’s overall financial position, including the approximately 29 million unpledged shares that represent more than 77% of his total ownership, his pledging of a portion of his shares does not create a material risk to the Company. Recognizing the steps Mr. Wm. Berkley has taken to significantly reduce the number of his pledged shares and his very substantial amount of unpledged shares, the Compensation Committee has determined that requiring Mr. Wm. Berkley to

2020 Proxy Statement	71

DISCUSSION OF RISK AND COMPENSATION PLANS

eliminate his pledging could have an adverse impact on the Company and its stockholders if he were to sell the shares as a result. Accordingly, the Compensation Committee reaffirmed its belief that it would be counterproductive for the Company’s Executive Chairman to sell shares of the Company to further reduce his pledged shares.

2019 Awarded Compensation

The following table is a supplement to the Summary Compensation Table on pages 73-74. This table sets forth the 2019 cash and non-cash compensation awarded to the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the four other highest paid executive officers of the Company. The required disclosure in the Summary Compensation Table on pages 73-74 sets forth the cash and non-cash compensation awarded to and earned by such executives during 2019.

2019 Awarded Compensation

Name and Principal Position	Salary ($)		Bonus ($)	RSU Awards ($)(1)	LTIP Awards ($)(2)	Total ($)
W. Robert Berkley, Jr.	1,000,000		3,000,000	3,575,014	3,500,000	11,075,014
President and Chief
Executive Officer
William R. Berkley	1,000,000		3,000,000	3,575,014	3,500,000	11,075,014
Executive Chairman of the Board
Richard M. Baio	630,000	(3)	525,000	522,564	450,000	2,127,564
Executive Vice President —
Chief Financial Officer and Treasurer
James G. Shiel	650,000		500,000	522,564	450,000	2,122,564
Executive Vice President —
Investments
Ira S. Lederman	650,000		500,000	522,564	450,000	2,122,564
Executive Vice President and Secretary
Lucille T. Sgaglione	650,000		500,000	522,564	450,000	2,122,564
Executive Vice President

(1)	Represents the potential maximum value of performance-based RSUs granted in 2019.
(2)	Represents the potential maximum value of LTIPs granted in 2019.
(3)	Mr. Baio’s salary was set at $630,000 during March 2019.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to and earned during 2019 by the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company in 2019, 2018 and 2017. We are providing voluntary disclosure for Ms. Sgaglione due to her position as Executive Vice President even though she is not an NEO under the SEC’s compensation disclosure rules. In her role as Executive Vice President, Ms. Sgaglione has oversight over certain of the Company’s operational activities.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)

W. Robert Berkley, Jr.	2019	1,000,000	—		3,575,014	5,939,145	503,772	(5)(6)	11,017,931
President and Chief	2018	1,000,000	—		3,575,022	6,707,250	570,589		11,852,862
Executive Officer	2017	1,000,000	—		3,575,015	5,253,700	450,824		10,279,539

William R. Berkley	2019	1,000,000	—		3,575,014	6,154,926	559,084	(5)(6)	11,289,025
Executive Chairman	2018	1,000,000	—		3,575,022	7,192,950	557,869		12,325,841
of the Board	2017	1,000,000	—		3,575,015	7,071,000	568,082		12,214,097

Richard M. Baio	2019	625,000	—		522,564	786,551	56,730	(6)	1,990,846
Executive Vice President — Chief Financial Officer and Treasurer	2018	591,667	—		440,063	792,645	53,730		1,878,105
	2017	550,000	400,000		357,523	225,245	47,230		1,579,998

James G. Shiel	2019	650,000	—		522,564	902,551	58,980	(6)	2,134,095
Executive Vice President —	2018	650,000	—		522,531	1,032,155	58,980		2,263,667
Investments	2017	650,000	—		522,549	923,830	55,730		2,152,109

Ira S. Lederman	2019	650,000	—		522,564	902,551	58,500	(6)	2,133,615
Executive Vice President	2018	650,000	—		522,531	1,032,155	58,820		2,263,507
and Secretary	2017	650,000	—		522,549	923,830	55,730		2,152,109

Lucille T. Sgaglione	2019	650,000	500,000	(7)	522,564	339,345	58,822	(6)	2,070,731
Executive Vice President	2018	650,000	500,000		522,531	405,023	58,980		2,136,534
(1)	This column reflects each NEO’s principal position as of the date of this proxy statement.
(2)	Any amounts deferred, whether pursuant to a plan established under Section 401(k) of the Code or otherwise, are included for the year in which earned.
(3)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.

For 2019, all of the stock awards reported in the Stock Awards column are performance-based RSUs. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported by the NYSE on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 22 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which depends on the extent to which the RSUs are earned and the market value of the Company’s common stock on a date in the future when the RSUs are settled.

(4)

This column includes the dollar amount of annual cash incentive awards earned by Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel for performance during 2019 under the Annual Incentive Compensation Plan of $3.0 million, $3.0 million, $0.525 million, $0.5 million and $0.5 million, respectively. These awards were paid in March 2020. This column also includes the dollar amounts contingently earned during 2019 with respect to awards granted to each of the NEOs prior to 2020 pursuant to the LTIP, subject to the terms and conditions of the individual LTIP agreements. See the 2019 Grants of Plan-Based Awards table below for information relating to the Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC.

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(5)

This amount includes (i) Company director fees of $91,500 and 3,151 vested shares of the Company’s common stock awarded to directors on June 6, 2019, having a grant date fair value of $200,041 (calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the day preceding the date of grant), payable to each of Messrs. Rob Berkley and Wm. Berkley; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Rob Berkley of $121,750 and Mr. Wm. Berkley of $77,658; and (iii) for Mr. Wm. Berkley only, secretarial and administrative assistant expenses of $99,645. To increase productivity and for reasons of security and personal safety, the Board of Directors has required Messrs. Rob Berkley and Wm. Berkley to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(6)

For Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel and Ms. Sgaglione, this amount includes Company contributions to the Profit Sharing Plan of $25,200 each, and payments under the Benefit Replacement Plan of $64,800, $64,800, $31,050, $33,300, $33,300 and $33,300, respectively. For each of Messrs. Rob Berkley, Baio and Shiel this amount includes premiums of $480 for term life insurance, for Mr. Wm. Berkley it includes premiums of $240 for term life insurance, for Ms. Sgaglione it include premiums of $322 and for Mr. Lederman it includes premiums of $0 for term-life insurance. Pursuant to SEC rules, dividend equivalents on vested and deferred RSUs are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards (and such dividend equivalents have been excluded from the amounts reported under the column “All Other Compensation”).

(7)	This amount represents the discretionary annual cash incentive bonus paid to Ms. Sgaglione for 2019.

74	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs and Ms. Sgaglione in 2019 (portions of which are reflected to the extent required in the Summary Compensation Table):

2019 Grants of Plan-Based Awards

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
				Threshold (#)	Target (#)	Maximum (#)
W. Robert Berkley, Jr.	3,000,000	Annual Incentive Compensation Plan(1)	10,000,000
	35,000	2014 Long Term Incentive Plan(2)	3,500,000
	45,849	2018 Stock Incentive Plan (08/15/2019 Grant Date)		36,379	45,849	50,434	3,575,014
William R. Berkley	3,000,000	Annual Incentive Compensation Plan(1)	10,000,000
	35,000	2014 Long Term Incentive Plan(2)	3,500,000
	45,849	2018 Stock Incentive Plan (08/15/2019 Grant Date)		36,379	45,849	50,434	3,575,014
Richard M. Baio	525,000	Annual Incentive Compensation Plan(1)	767,628
	4,500	2014 Long Term Incentive Plan(2)	450,000
	6,701	2018 Stock Incentive Plan (08/15/2019 Grant Date)		5,361	6,701	7,372	522,564
James G. Shiel	500,000	Annual Incentive Compensation Plan(1)	767,628
	4,500	2014 Long Term Incentive Plan(2)	450,000
	6,701	2018 Stock Incentive Plan (08/15/2019 Grant Date)		5,361	6,701	7,372	522,564
Ira S. Lederman	500,000	Annual Incentive Compensation Plan(1)	767,628
	4,500	2014 Long Term Incentive Plan(2)	450,000
	6,701	2018 Stock Incentive Plan (08/15/2019 Grant Date)		5,361	6,701	7,372	522,564
Lucille T. Sgaglione	4,500	2014 Long Term Incentive Plan(2)	450,000
	6,701	2018 Stock Incentive Plan (08/15/2019 Grant Date)		5,361	6,701	7,372	522,564
(1)

Because of the nature of these awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table. These amounts represented the potential maximum value of the annual cash incentive awards for 2019 under the Annual Incentive Compensation Plan (“AICP”), which was, for each of Messrs. Rob Berkley and Wm. Berkley, 1.5% of the Company’s pre-tax income, as defined in the AICP and for each of Messrs. Baio, Shiel and Lederman, 0.1% of the Company’s pre-tax income as defined in the AICP, in each case subject to a cap of $10 million per individual. The amount of annual cash incentive award actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums. For 2019, the Compensation Committee exercised its discretion to award lesser amounts under the plan and the actual amount of annual cash incentive awards paid to Messrs. Rob Berkley, Wm. Berkley, Baio, Shiel and Lederman performance during 2019 under the AICP was $3.0 million, $3.0 million, $0.525 million, $0.5 million and $0.5 million, respectively (representing 30.0%, 30.0%, 68.4%, 65.1% and 65.1%, respectively, of their maximum potential awards), and such amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

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(2)

Each of these LTIP awards had no value at the time of grant. Because of the nature of the LTIP award design, there is no target or minimum threshold performance level. As such, the “Threshold” and “Target” columns have been omitted from this table. In order to earn the maximum value for each LTIP unit, a 12.5% average annual increase in book value per share, as defined in the LTIP agreement, must be attained over the five-year period. The future payout value for each LTIP unit is determined by multiplying the amount by which the ending per-share book value of the Company’s common stock exceeds the beginning per-share book value of the Company’s common stock over the five-year performance period by a factor of 2.57, subject to a maximum per-LTIP unit value of $100.00. The aggregate dollar value of the award to each NEO at payout will be the product of that per-LTIP unit value and the number of LTIP units awarded to the NEO. The dollar value of the awards will be paid to the executives at the end of the five-year performance period, subject to earlier payout of the earned value (i) upon death or a termination of employment on account of disability or eligible retirement, by the Company without cause, or, following a change in control, by the NEO for good reason, or (ii) upon a change in control if the LTIP units are not assumed or substituted in connection with such change in control, in each case where such earned value will be based on the per-LTIP unit value as of the end of the fiscal year immediately preceding the year in which such death, termination or change in control occurs. An NEO’s LTIP units will be forfeited if certain continued employment conditions are not satisfied through the end of the performance period. An NEO’s LTIP units may also be forfeited or subject to recapture if such executive engages in misconduct or violates certain provisions of the award during the performance period and for two years following the end of the performance period.

(3)

This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The performance-based RSUs provide an opportunity for NEOs to receive shares of the Company’s common stock if a performance measure is met for three separate three-year performance periods (over five years) beginning in 2019, 2020, and 2021. For each performance period, if the minimum performance measure is not met, no award is earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant. These performance-based RSUs vest, to the extent earned, at the end of each three-year performance period, with a total period of five years required for awards to vest in full. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). For additional information regarding performance-based RSUs, see above under the heading “Compensation Discussion and Analysis — Additional Design Information — Long Term Incentives” on pages 56-57.

For additional information relating to the valuation assumptions with respect to the grants, refer to note 22 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be received by the NEOs.

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EXECUTIVE COMPENSATION

Outstanding Equity Awards

The following table provides information on the holdings of unvested stock awards by the NEOs and Ms. Sgaglione as of December 31, 2019. This table includes only stock awards, as no NEO nor Ms. Sgaglione held any option awards as of December 31, 2019. Each equity grant is shown separately for each NEO and Ms. Sgaglione. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2019, which was $69.10 as reported on the NYSE.

Outstanding Equity Awards at Fiscal 2019 Year-End

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

W. Robert Berkley, Jr.	08/05/2015			25,905(1)	1,790,036

	08/05/2016			55,476(1)	3,833,392

	08/15/2017			70,987(1)	4,905,202

	08/15/2018			63,843(1)	4,411,551

	08/15/2019			45,849(1)	3,168,166

William R. Berkley	08/05/2015			43,840(1)	3,029,344

	08/05/2016			55,476(1)	3,833,392

	08/15/2017			70,987(1)	4,905,202

	08/15/2018			63,843(1)	4,411,551

	08/15/2019			45,849(1)	3,168,166

Richard M. Baio	08/05/2015			1,830(2)	126,453

	08/05/2016			5,122(1)	353,930

	08/15/2017			7,100(1)	490,610

	08/15/2018			7,859(1)	543,057

	08/15/2019			6,701(1)	463,039

James G. Shiel	08/05/2015			3,987(1)	275,502

	08/05/2016			8,109(1)	560,332

	08/15/2017			10,376(1)	716,982

	08/15/2018			9,332(1)	644,841

	08/15/2019			6,701(1)	463,039

Ira S. Lederman	08/05/2015			3,987(1)	275,502

	08/05/2016			8,109(1)	560,332

	08/15/2017			10,376(1)	716,982

	08/15/2018			9,332(1)	644,841

	08/15/2019			6,701(1)	463,039

Lucille T. Sgaglione	08/05/2015			2,393(2)	165,356

	08/05/2016			5,976(2)	412,942

	08/15/2017			10,376(1)	716,982

	08/15/2018			9,332(1)	644,841

	08/15/2019			6,701(1)	463,039

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(1)

Represents performance-based RSUs, which represent the right to receive one share of common stock, subject to vesting and continued employment requirements. These performance-based RSUs will vest, to the extent earned, at the end of one remaining three-year performance period (over five years) for awards granted in 2015, at the end of two remaining separate three-year performance periods (over five years) for awards granted in 2016, and at the end of three separate three-year performance periods (over five years) for awards granted in 2017, 2018 and 2019, provided the NEO remains employed by the Company on the relevant vesting date. For each performance period, at least a portion of these performance-based RSUs will be earned if a minimum performance requirement is met for that performance period. If the minimum performance requirement is not met, no award will be earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). The number of the performance-based RSUs reported in the table above have been calculated based on target performance level.

(2)

Represents RSUs, which represent the right to receive one share of common stock, subject to vesting and continued employment requirements. The RSUs granted to Mr. Baio and Ms. Sgaglione in 2015 will vest in one remaining installment on the fifth anniversaries of their grant date and the RSUs granted to Ms. Sgaglione in 2016 will vest in two equal installments on the fourth and fifth anniversaries of its grant date, provided in each case that the executive remains employed by the Company on the vesting date. The vested RSUs are mandatorily deferred until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). If the executive separates from service prior to the vesting date on account of death, disability or as otherwise determined by the Compensation Committee, a pro rata share of the number of RSUs granted to the executive shall vest and be distributed to the executive generally 90 days (or in some cases, six months) following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited for no consideration. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such, the executive may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a change in control of the Company (as defined in the RSU agreements), all RSUs would vest in full and the shares of common stock underlying each RSU would be delivered to the executive. The Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. These amounts do not include vested RSUs, the receipt of which has been mandatorily deferred.

Option Exercises and Stock Vested

We have not awarded stock options since 2004. No NEO holds any option awards, and during the year ended December 31, 2019, no NEO exercised any stock options. The following table shows the stock awards (i.e., RSUs) that vested for all the NEOs and Ms. Sgaglione during 2019.

Stock Vested in 2019

Name	Number of Shares (RSUs) Acquired on Vesting(#)		Pre-Tax Value Realized on Vesting($)

W. Robert Berkley, Jr.	166,257	(1)	11,399,411	(1)

William R. Berkley	260,235	(1)	17,843,013	(1)

Richard M. Baio	6,895	(1)(2)	472,756

James G. Shiel	25,345	(1)	1,737,780	(1)

Ira S. Lederman	25,345	(1)	1,737,780	(1)

Lucille T. Sgaglione	8,378	(2)	574,438
(1)

Represents the aggregate of performance-based RSUs granted on August 5, 2014, August 5, 2015 and August 5, 2016 that vested at 110% of target level of performance on August 5, 2019 (for which the receipt of the vested shares has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change of control, except for shares withheld to pay Medicare taxes), when the market price of the Company’s stock was $68.565 per share. For additional information regarding the deferred RSUs held by the NEOs as of December 31, 2019, see “—Nonqualified Deferred Compensation” below.

(2)

For Mr. Baio, includes 2,250 RSUs granted on August 5, 2014 and 1,829 RSUs granted on August 5, 2015, and for Ms. Sgaglione represents 3,000 RSUs granted on August 5, 2014, 2,391 RSUs granted on August 5, 2015 and 2,987 RSUs granted on August 5, 2016, in each case that vested on August 5, 2019 when the market price of the Company’s stock was $68.565 per share. For additional information regarding the deferred RSUs held by Mr. Baio and Ms. Sgaglione as of December 31, 2019, see “ — Nonqualified Deferred Compensation” below.

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EXECUTIVE COMPENSATION

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs and Ms. Sgaglione under the Deferred Compensation Plan for Officers.

Non-Qualified Deferred Compensation for 2019

Name	Executive Contributions in last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(1)(2)

W. Robert Berkley, Jr.	—	—	—

William R. Berkley	—	143,227	2,801,996

Richard M. Baio	—	—	—

James G. Shiel	—	82,206	1,608,218

Ira S. Lederman	412,500	187,745	3,807,391

Lucille T. Sgaglione	—	8,806	172,274

(1)	These amounts are accrued, but are not secured or funded by the Company.
(2)

Does not include the following vested RSUs (the receipt of which has been mandatorily deferred until the earlier of the respective NEO’s and Ms. Sgaglione’s separation from service or a change in control): Mr. Rob Berkley — 1,036,280 RSUs; Mr. Wm. Berkley — 2,988,098 RSUs; Mr. Baio — 49,469 RSUs; Mr. Shiel — 232,545 RSUs, Mr. Lederman — 251,801 RSUs; and Ms. Sgaglione — 56,640 RSUs. These RSUs are fully vested, but delivery of the underlying shares has been mandatorily deferred until the NEO’s and Ms. Sgaglione’s separation of service from the Company in order to align the NEO’s and Ms. Sgaglione’s financial interests with those of the Company’s stockholders during the NEO’s employment.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which the NEOs and Ms. Sgaglione are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, annual cash incentive award, and excess profit sharing contribution for any year. Amounts deferred will accrue at a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). For 2019, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase.

Potential Payments Upon Termination or Change in Control

Except as described in “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above with respect to RSUs and LTIP awards, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs and Ms. Sgaglione at, following, or in connection with any termination of employment. None of the NEOs nor Ms. Sgaglione has an employment agreement with the Company, and none of them, other than Mr. Wm. Berkley, has a change in control agreement with the Company. The information below describes and quantifies certain

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compensation that would become payable under existing plans and arrangements if a change in control had occurred or if an NEO’s or Ms. Sgaglione’s employment had terminated on December 31, 2019. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

During the two-year period following Mr. Wm. Berkley’s termination as provided in the Supplemental Benefits Agreement or, if longer, the period that he performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of a Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Wm. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $872,000 per annum, and that the cost associated with the benefits to be provided upon request would be $179,000 per annum. After his termination, Mr. Wm. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the actuarial present value of the cost to be $381,000. The estimated benefit to Mr. Wm. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on December 31, 2019, does not include any gross-up as provided under the agreement because Mr. Wm. Berkley would not have been subject to the excise tax under Section 4999 of the Code.

The Supplemental Benefits Agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Please see “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above (including the table on pages 66-67), for a description of the effects, with respect to all the NEOs and Ms. Sgaglione, of a change in control or termination of employment as described in the various plan documents.

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EXECUTIVE COMPENSATION

The following table provides the value, based upon the Company’s stock price, of RSUs and dividend equivalent awards that would become vested (but not the value of any already vested and deferred RSUs that would be settled), as well as the value of all performance units awarded under the LTIP (A) upon a change in control, (B) upon a change in control and termination, (C) if the NEO (or Ms. Sgaglione) had died or become disabled or (D) if the NEO (or Ms. Sgaglione) had a qualified retirement or was terminated by the Company for a reason other than cause, in each case as of December 31, 2019.

Potential Termination or Change in Control Payments Under RSUs and the LTIP

Name	RSUs ($)(1)	LTIP ($)(2)	Total ($)

W. Robert Berkley, Jr.

Change in Control	—	—	—

Change in Control and Termination(3)	18,108,346	6,247,455	24,355,801

Death or Disability	9,461,520	6,247,455	15,708,975

Qualified Retirement or Other than for Cause Termination	—	6,247,455	6,247,455

William R. Berkley

Change in Control	—	—	—

Change in Control and Termination(3)	19,347,655	7,031,674	26,379,328

Death or Disability	10,554,087	7,031,674	17,585,761

Qualified Retirement or Other than for Cause Termination	—	7,031,674	7,031,674

Richard M. Baio

Change in Control	—	—	—

Change in Control and Termination(3)	1,977,089	476,766	2,453,865

Death or Disability	928,346	476,766	1,405,122

Qualified Retirement or Other than for Cause Termination	—	476,766	476,766

James G. Shiel

Change in Control	—	—	—

Change in Control and Termination(3)	2,660,696	892,869	3,553,565

Death or Disability	1,395,194	892,869	2,288,063

Qualified Retirement or Other than for Cause Termination	—	892,869	892,869

Ira S. Lederman

Change in Control	—	—	—

Change in Control and Termination(3)	2,660,696	892,869	3,553,565

Death or Disability	1,395,194	892,869	2,288,063

Qualified Retirement or Other than for Cause Termination	—	892,869	892,869

Lucille T. Sgaglione

Change in Control	—	—	—

Change in Control and Termination(3)	2,403,160	673,768	3,076,928

Death or Disability	1,185,020	673,768	1,858,789

Qualified Retirement or Other than for Cause Termination	—	673,768	673,768

(1)

The amounts reported in this column include the value of performance-based RSUs, which (i) vest in full upon a termination of the NEO (or Ms. Sgaglione) by the Company without cause or by the NEO (or Ms. Sgaglione) for good reason, in each case within 18 months following a change in control of the Company, and (ii) vest pro-rata upon the NEO’s (or Ms. Sgaglione’s) death or disability. For these purposes, pursuant to the individual award agreements, performance-based RSUs are deemed earned at the target level of performance.

2020 Proxy Statement	81

EXECUTIVE COMPENSATION

(2)

The amounts reported in this column are based on the value of LTIP units on December 31, 2018, the end of the fiscal year immediately prior to the fiscal year in which the termination or change in control is deemed to have occurred for purposes of this table. Had a change in control and termination occurred on or after January 1, 2020, the LTIP value including the amount earned during 2019 would have been as follows for the NEOs: Mr. Rob Berkley — $6,186,600; Mr. Wm. Berkley — $6,186,600; Mr. Baio — $538,328; Mr. Shiel — $795,420; Mr. Lederman — $795,420; and Ms. Sgaglione — $738,113.

(3)	Double-trigger awards were granted beginning in 2014.

Certain of the NEOs and Ms. Sgaglione participate in the Deferred Compensation Plan for Officers, which permits the deferral of their base salary, annual cash incentive awards, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation for 2019 table on page 79 reports each NEO’s and Ms. Sgaglione’s aggregate balance at December 31, 2019. The NEOs and Ms. Sgaglione are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs and Ms. Sgaglione, assuming a separation from service on December 31, 2019, would differ from those shown in the Nonqualified Deferred Compensation table for 2019 to some small degree to account for such interest. Mandatorily deferred RSUs that previously vested will be distributed to the recipient 90 days (or, in some cases, six months) following such separation from service.

Director Compensation

For 2019, our directors were compensated in accordance with the following table:

Compensation Element*

Annual Stipend	$84,000, paid in four equal quarterly payments

Annual Equity Grant	Shares of the Company’s common stock representing $200,000, issued on the date of the Company’s Annual Meeting

Annual Stipend for Audit and Compensation Committee Members	$5,000

Annual Committee Chair Fee	$35,000 for each of the Audit and Compensation Committees

Board Meeting Fee	$1,500 for each meeting attended

Audit and Compensation Committee Meeting Fee	$1,000 for each substantive meeting attended

Stock Retention Guideline	Each director is to hold Annual Equity Grant shares until such time he or she is no longer serving as a member of the Company’s Board

Stock Ownership Guideline	Each director, within four years of becoming a director, is required to own an amount of the Company’s common stock equal to five times the Annual Stipend

*

All compensation elements, except the Annual Equity Grant, may be deferred at the director’s option. At year-end 2019, the stock ownership of all directors with at least four years of tenure met or exceeded the amount required by the Stock Ownership Guidelines.

The Company also maintains the Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from

82	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

service with the Board of Directors. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board of Directors. Upon the death of a director, the director’s deferred account balance will be distributed within 60 days following death. For 2019, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the year ended December 31, 2019, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2019 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Christopher L. Augostini	105,500	200,041	305,541

Ronald E. Blaylock	99,000	200,041	299,041

Mark E. Brockbank	100,500	200,041	300,541

Mary C. Farrell	135,500	200,041	335,541

María Luisa Ferré	105,500	200,041	305,541

Jack H. Nusbaum	91,500	200,041	291,541

Leigh Ann Pusey	100,500	200,041	300,541

Mark L. Shapiro	140,500	200,041	340,541

Jonathan Talisman(2)	1,500	0	1,500

(1)	Represents the fair value of 3,151 shares of the Company’s common stock on June 6, 2019, the date of grant ($63.485 per share) as reported on the NYSE.
(2)	Mr. Talisman’s service as a Director began on November 8, 2019.

CEO Pay Ratio

For 2019, Mr. Rob Berkley had total compensation, as reported in the Summary Compensation Table on pages 73-74, of $11,017,931 of this amount, 64% was long-term and 91% was performance-based and at risk. Our median employee is an analyst based in the midwestern United States and had estimated total compensation of $105,106. Accordingly, the CEO pay ratio is 105 times that of the median employee. The annual total compensation of the median employee for 2019 was calculated using the same elements as those for the “Total Compensation” shown for our CEO in the Summary Compensation Table on pages 73-74.

There has been no change in our employee population or employee compensation arrangements since the end of 2017 that we reasonably believe would significantly impact our pay ratio disclosure. However, during 2018, one of the two employees whose compensation was averaged to determine the median employee compensation for 2017 is no longer employed by us. As a result, in accordance with applicable SEC rules, we calculated our 2018 CEO pay ratio using only the compensation of the remaining employee, because that employee’s compensation is substantially similar to the average compensation used for the 2017 pay ratio calculation. That remaining employee continues to be employed with the Company and we calculated our 2019 CEO pay ratio using the compensation of that employee.

2020 Proxy Statement	83

EXECUTIVE COMPENSATION

The Company believes that employee compensation is a critical tool in incentivizing behavior that supports the successful execution of our corporate goals. Consistent with our executive compensation philosophy, our employee compensation philosophy is focused on providing an attractive, flexible and market competitive program tied to long-term performance and aligned with the interests of our stockholders. (See Executive Compensation Program Philosophy, Policies and Practices on pages 50-51.)

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2019, including the W. R. Berkley Corporation 2003 Stock Incentive Plan, the W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended, the W. R. Berkley Corporation 2018 Stock Incentive Plan and the W. R. Berkley Corporation 2009 Directors Stock Plan. The table also includes information regarding 999,849 RSUs awarded to officers of the Company and its subsidiaries (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	10,657,388(1)	—(2)	10,901,942

Equity compensation plans not approved by stockholders	999,849(3)	—(2)	—

Total	11,657,237	—(2)	10,901,942
(1)	Represents 4,124,260 unvested RSUs and 6,533,128 vested RSUs that have been mandatorily or voluntarily deferred pursuant to their terms.
(2)	Outstanding securities consist solely of RSUs that become issuable without any cash payment required for such shares.
(3)

Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to participants in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. All of these RSUs vested in full in one installment on April 4, 2008. In the event of a change in control of the Company (as defined in the RSU agreements), the shares of common stock underlying each RSU will be delivered to participants. The following list sets forth the names of the NEOs who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): Mr. Rob Berkley — 50,625; Mr. Wm. Berkley — 683,438; Mr. Lederman — 50,625; and Mr. Shiel — 37,970. In addition, an aggregate of 177,192 RSUs were granted to 8 other officers of the Company and its subsidiaries. For additional information, refer to note 22 the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC.

84	W. R. Berkley Corporation

AUDIT COMMITTEE REPORT

Audit Committee Report

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2019, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2019 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Auditing Standards No. 16, Communications with Audit Committees. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2019 be included in our Annual Report on Form 10-K for 2019. The Audit Committee has selected, and the Board of Directors has ratified, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

Audit Committee

Mark L. Shapiro, Chairman

Christopher L. Augostini

María Luisa Ferré

Jonathan Talisman

April 27, 2020

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and together with the Securities Act, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2020 Proxy Statement	85

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG LLP (“KPMG”) for its professional services provided in 2019 and 2018 were as follows:

Type of Fees	2019	2018

Audit fees(1)	$9,295,324	$9,393,553

Audit-related fees(2)	204,512	135,283

Tax fees(3)	70,543	60,809

All other fees(4)	22,730	—

Total fees	$9,593,109	$9,589,645

(1)

Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities. KPMG performs an annual audit for many of our insurance company subsidiaries that are each required to file audited financial statements with their respective domiciliary insurance regulator.

(2)	Audit-related fees consist of fees associated with actuarial attestations, comfort letters in connection with public offerings of securities and the audit of the profit sharing plans.
(3)	Tax fees consist of fees for tax consultations and tax compliance services.
(4)	All other fees consist of fees for other non-audit related services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2019 were approved by the Audit Committee in accordance with this policy.

86	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

Principal Stockholders and Ownership by Directors and Executive Officers

The following table sets forth as of March 31, 2020 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

William R. Berkley 475 Steamboat Road Greenwich, CT 06830	37,804,851	(1)	20.2%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	17,587,004	(2)	9.4%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	15,871,158	(3)	8.5%

Eaton Vance Management 2 International Place Boston, MA 02110	10,289,640	(4)	5.5%

(1)

Includes 4,317,464 shares of common stock held by Mr. Wm. Berkley; 29,808,460 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 600,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 2,988,098 shares of common stock underlying vested RSUs (the receipt of which has been deferred and over which Mr. Wm. Berkley will have voting power upon settlement); and 90,829 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Does not include (a) 43,840 target amount of shares of common stock underlying performance-based RSUs granted in 2015 which vest, to the extent earned, on August 5, 2020; (b) 55,476 target amount of shares of common stock underlying performance-based RSUs granted in 2016 which vest, to the extent earned, in equal amounts on August 5, 2020 and 2021; (c) 70,987 target amount of shares of common stock underlying performance-based RSUs granted in 2017 which vest, to the extent earned, in thirds on August 15, 2020, 2021 and 2022; (d) 63,843 target amount of shares of common stock underlying performance-based RSUs granted in 2018 which vest, to the extent earned, in thirds on August 15, 2021, 2022 and 2023; or (e) 45,849 target amount of shares of common stock underlying performance-based RSUs granted in 2019 which vest, to the extent earned, in thirds on August 15, 2022, 2023 and 2024. We have established a grantor trust to hold shares of common stock deliverable upon settlement of vested but mandatorily deferred RSUs. As of April 15, 2020, the grantor trust owned 7,575,168 shares of common stock. The amount shown for Mr. Wm. Berkley in the table does not include shares held by the grantor trust. However, shares held by the grantor trust may be delivered to Mr. Wm. Berkley upon settlement of his 2,988,098 mandatorily deferred vested RSUs unless shares are issued to Mr. Wm. Berkley by the Company.

(2)

Information as of December 31, 2019 based on a Schedule 13G/A, dated February 10, 2020, filed with the SEC on behalf of The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 214,634 shares, shared voting power as to 66,983 shares, sole dispositive power as to 17,317,921 shares and shared dispositive power as to 269,083 shares.

(3)

Information as of December 31, 2019 based on a Schedule 13G/A, dated February 5, 2020, filed with the SEC on behalf of BlackRock, Inc. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 14,432,893 shares and sole dispositive power as to all 15,871,158 shares.

(4)

Information as of December 31, 2019 based on a Schedule 13G, dated February 13, 2020, filed with the SEC on behalf of Eaton Vance Management. The Schedule 13G discloses that Eaton Vance Management had sole voting and dispositive power as to all 10,289,640 shares.

2020 Proxy Statement	87

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 31, 2020 regarding ownership by all directors, and executive officers of the Company, as a group, and each director and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

All directors and executive officers as a group (16 persons)	41,798,576(1)(2)(3)	22.3%

William R. Berkley	37,804,851(1)(2)	20.2%

W. Robert Berkley, Jr.	2,232,476(2)(4)	1.2

Christopher L. Augostini	34,079(5)	*

Richard M. Baio	60,016(2)(6)	*

Ronald E. Blaylock	51,006(7)	*

Mark E. Brockbank	878,988(8)	*

Mary C. Farrell	56,732	*

María Luisa Ferré	11,579	*

Ira S. Lederman	491,832(2)(9)	*

Jack H. Nusbaum	146,316	*

Leigh Ann Pusey	7,079(10)	*

Mark L. Shapiro	84,829(11)	*

Lucille T. Sgaglione	68,364(2)(12)	*

James G. Shiel	392,952(2)	*

Jonathan Talisman	359(13)	*

*	Less than 1%.
(1)

Includes 4,317,464 shares of common stock held by Mr. Wm. Berkley; 29,808,460 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 600,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 2,988,098 shares of common stock underlying vested RSUs (the receipt of which has been deferred and over which Mr. Wm. Berkley will have voting power upon settlement); and 90,829 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 37,804,851 shares, 8,524,666 shares are pledged as security.

(2)

The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel and Ms. Sgaglione include the following number of shares of common stock underlying vested RSUs for which receipt of the common stock has been mandatorily deferred and over which such executives will have voting power upon settlement: Mr. Rob Berkley – 1,036,280 shares; Mr. Wm. Berkley – 2,988,098 shares; Mr. Baio – 49,469 shares; Mr. Lederman – 251,801 shares; Mr. Shiel – 232,545 shares; and Ms. Sgaglione – 56,640 shares. In addition, the amount shown for Mr. Baio includes 1,830 shares of common stock underlying unvested time-based RSU awards which will vest on August 5, 2020; and the amount shown for Ms. Sgaglione includes 8,369 shares of common stock underlying unvested time-based RSU awards, of which 5,381 will vest on August 5, 2020 and 2,988 will vest on August 5, 2021. We have established a grantor trust to hold shares of common stock deliverable upon settlement of vested but mandatorily deferred RSUs. As of April 1, 2020, the grantor trust owned 7,575,168 shares of common stock. The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel and Ms. Sgaglione in the table do not include shares held by the grantor trust. However, shares held by the grantor trust may be delivered to Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel and Ms. Sgaglione upon settlement of their mandatorily deferred vested RSUs unless shares are issued to them by the Company. The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel and Ms. Sgaglione do not include shares of common stock underlying unvested performance-based RSUs.

88	W. R. Berkley Corporation

PRINCIPAL STOCKHOLDERS

The following are the target share amounts of unvested performance-based RSUs for each individual that are scheduled to vest, to the extent earned:

Name	Unvested Performance- Based RSUs Vesting August 5, 2020	Unvested Performance- Based RSUs Vesting August 15, 2020	Unvested Performance- Based RSUs Vesting August 5, 2021	Unvested Performance- Based RSUs Vesting August 15, 2021	Unvested Performance- Based RSUs Vesting August 15, 2022	Unvested Performance- Based RSUs Vesting August 15, 2023	Unvested Performance- Based RSUs Vesting August 15, 2024

W. Robert Berkley, Jr.	53,643	23,662	27,738	44,943	60,227	36,564	15,283

William R. Berkley	71,578	23,662	27,738	44,943	60,227	36,564	15,283

Richard M. Baio	2,561	2,366	2,561	4,986	7,220	4,854	2,234

Ira S. Lederman	8,041	3,458	4,055	6,569	8,803	5,345	2,234

Lucille T. Sgaglione	—	3,458	—	6,569	8,803	5,345	2,234

James G. Shiel	8,041	3,458	4,055	6,569	8,803	5,345	2,234

(3)

The amounts shown for all directors and executive officers as a group (i) include an aggregate of 29,736 shares of common stock underlying RSUs, which are subject to forfeiture until vested and (ii) do not include 7,575,168 shares held by a grantor trust holding shares deliverable upon settlement of vested but mandatorily deferred RSUs. Of the 41,798,217 shares, 8,526,541 shares are pledged as security.

(4)	Includes 600,000 shares of common stock held by a trust of which Mr. Rob Berkley is a trustee.
(5)

Does not include amounts deferred by Mr. Augostini under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 5,277 shares as of March 31, 2020.

(6)	Includes 8,717 shares held in a 401(k) account.
(7)	Of the 51,006 shares, 1,875 shares are pledged as security.
(8)

Includes 827,659 shares held in a corporation wholly owned by Mr. Brockbank. Does not include amounts deferred by Mr. Brockbank under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 36,940 shares as of March 31, 2020.

(9)	Includes 240,031 shares of common stock held by certain trusts of which Mr. Lederman is a trustee.
(10)

Does not include amounts deferred by Ms. Pusey under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 1,880 shares as of March 31, 2020.

(11)

All such shares of common stock are held by a trust of which Mr. Shapiro is a trustee. Does not include amounts deferred by Mr. Shapiro under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 5,768 shares as of March 31, 2020.

(12)	Includes 3,355 shares held in an employee stock purchase plan account as of March 31, 2020.
(13)

Does not include amounts deferred by Mr. Talisman under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 141 shares as of March 31, 2020.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities without obtaining prior regulatory approval.

2020 Proxy Statement	89

OTHER MATTERS TO COME BEFORE THE MEETING

Other Matters to Come Before the Meeting

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.

90	W. R. Berkley Corporation

GENERAL INFORMATION

General Information

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. This proxy statement and the W. R. Berkley Corporation 2019 Annual Report (the “Annual Report”) also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and Annual Report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the Annual Report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Richard M. Baio and Ira S. Lederman, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them. If an issue that is not on the proxy card comes up for vote, they will vote your shares in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) in the mail instead of a printed set of proxy materials?

The SEC has adopted rules that permit us to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement and our Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet.

If you received a paper copy of this proxy statement by mail and you wish to receive a Notice for next year’s Annual Meeting either in paper form or electronically via e-mail, you can elect to receive a paper Notice by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the Notice and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To manage how you receive materials for future annual meetings, you may elect to receive electronic proxy and Annual Report access or a paper Notice, or you may elect to receive paper delivery of a full set of future proxy materials, by visiting www.proxyvote.com.

2020 Proxy Statement	91

GENERAL INFORMATION

Who is entitled to vote?

Holders of our common stock at the close of business on April 15, 2020 are entitled to vote. We refer to April 15, 2020 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on June 12, 2020 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

You may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. You also may attend the Annual Meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

If you are a stockholder of record or hold shares through a broker or bank, your vote must be received by 11.59 p.m. Eastern Daylight Time on June 11, 2020 to be counted.

If you are a current or former employee voting shares held under either the W. R. Berkley Corporation Profit Sharing Plan or the W. R. Berkley Corporation Employee Stock Purchase Plan, however, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 9, 2020 to be counted.

➣

You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and seven days a week. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

➣

You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and seven days a week. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

➣	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to any stockholder of record as of the record date who wants to vote at the Annual Meeting. However, if you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record (such as your bank or broker) to be able to vote in person at the Annual Meeting.

We intend to hold our Annual Meeting in person. However, we are actively monitoring the coronavirus (COVID-19) developments; we are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our Annual Meeting in person, we will announce alternative arrangements for

92	W. R. Berkley Corporation

GENERAL INFORMATION

the Annual Meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please refer to the Events and Presentation tab of our corporate website at https://ir.berkley.com/news-and-events/events-and-presentations/default.aspx for updated information. If you are planning to attend our Annual Meeting, please check the website one week prior to the Annual Meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

➣	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

➣	sending written notice of revocation to our corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

➣	voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not by itself revoke a proxy.

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on four items:

➣

the election of four directors nominated by the Board of Directors and named in this proxy statement to hold office, for one of the directors (Ms. Ferré) for a term of three years until the Annual Meeting in 2023, and for three of the directors (Messrs. Nusbaum, Shapiro and Talisman), for a term of one year until the Annual Meeting in 2021, in each case until their successors are duly elected and qualified;

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GENERAL INFORMATION

➣	a resolution approving an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000;

➣

a resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis; and

➣	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2020.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

➣	vote FOR the election of the four nominees for director;

➣	vote AGAINST the election of the four nominees;

➣	vote FOR one or more of the nominees and vote AGAINST the remaining nominees; or

➣	ABSTAIN from voting for the four nominees.

The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting (i.e., that the number of shares voted “FOR” such director’s election exceeds the number of shares voted “AGAINST” that director’s election). If you abstain from voting, it will have no effect on the vote. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

What happens if an incumbent director nominated for reelection for director is not reelected?

If an incumbent director nominated for reelection is not reelected at the Annual Meeting by the required vote, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that, in the event that an incumbent director is nominated and not reelected, (i) such director shall promptly tender his or her resignation in writing to the Board of Directors, subject to acceptance by the Board of Directors; and (ii) our Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. Within 90 days following certification of the election results, the Board of Directors must act on the tendered resignation. Under our Corporate Governance Guidelines, if the Board of Directors does not accept the resignation, the Board of Directors will publicly disclose its reasons for not accepting the resignation, and the director will continue to serve

94	W. R. Berkley Corporation

GENERAL INFORMATION

until his or her successor is duly elected, or his or her earlier resignation or removal. If the Board of Directors accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with our By-Laws.

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than four nominees.

How may I vote for the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000, and how many votes must the proposal receive to pass?

With respect to the proposal to approve an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000, you may:

➣	vote FOR the proposal;

➣	vote AGAINST the proposal; or

➣	ABSTAIN from voting on the proposal.

The approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000 must receive the affirmative vote of the holders of a majority of the stock outstanding and entitled to vote at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike certain of the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000 and may do so in their discretion.

How may I vote for the say-on-pay proposal?

With respect to the say-on-pay proposal, you may:

➣	vote FOR the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

2020 Proxy Statement	95

GENERAL INFORMATION

➣	vote AGAINST the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; or

➣	ABSTAIN from voting on the resolution.

The approval of the say-on-pay proposal requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As with the vote for nominees for director described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares on the say-on-pay proposal. If you do not instruct your bank or broker how to vote your shares, it will be treated as not expressing any preference. Accordingly, if you want your shares to be voted on the say-on-pay proposal, it is important that you provide voting instructions to your bank or broker. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

How may I vote for the ratification of the appointment of the Company’s independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

➣	vote FOR the proposal;

➣	vote AGAINST the proposal; or

➣	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike certain of the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the ratification and appointment of our independent registered public accountants and may do so in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

➣	FOR all four director nominees;

96	W. R. Berkley Corporation

GENERAL INFORMATION

➣	FOR the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000;

➣	FOR the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

➣	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you hold shares registered in your own name, and not through a bank or broker, and you return a signed card but do not provide voting instructions, your shares will be voted FOR all four director nominees, FOR the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000, FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis, and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote?

If you own shares of our common stock and you do not vote (either in person at the Annual Meeting, by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your proxy card by mail), or if you own shares through a bank or broker and do not provide voting instructions, then your shares will not be voted and will not count in deciding any matter, except that your bank or broker may vote your shares on the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000 and the ratification of the appointment of our independent registered public accounting firm.

The election of directors and the proposal regarding say-on-pay are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the Bank or brokerage firm cannot vote the shares on that matter. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote for election of directors. Regarding the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000, the say-on-pay proposal and the ratification of the appointment of the Company’s independent registered public accountant, abstentions will have the same effect as a vote “Against”. With respect to the say-on-pay proposal, broker non-votes will have no effect.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

2020 Proxy Statement	97

GENERAL INFORMATION

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of the close of business on April 15, 2020) and a valid form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. We have engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies from stockholders for a fee estimated at $8,500, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by our regular employees without additional compensation, as well as by Okapi employees. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of our common stock.

98	W. R. Berkley Corporation

OUTSTANDING STOCK AND VOTING RIGHTS

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on April 15, 2020 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of our common stock outstanding and entitled to vote on that date was 187,411,882 shares of common stock. Each such share is entitled to one vote. At April 15, 2020, our executive officers and directors owned or controlled approximately 22.3% of our outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” above.

If a submitted proxy (other than a broker non-vote) does not specify a vote for or against a proposal, the persons named therein will vote “FOR” the election of the four director nominees listed above, “FOR” the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000, “FOR” the resolution approving the compensation of our named executive officers, on a non-binding advisory basis, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

2020 Proxy Statement	99

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS

Stockholder Nominations for Board Membership and Other Proposals

It is anticipated that the next Annual Meeting after the one scheduled for June 12, 2020 will be held on or about June 15, 2021. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company. In the case of the Annual Meeting to be held in 2021, such notice must be furnished no earlier than March 13, 2021 and no later than April 12, 2021. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2020 Annual Meeting, the named proxies will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2021, such proposal must be received by the Secretary of the Company by December 28, 2020 in the form required under and subject to the other requirements of the applicable rules of the SEC. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2019; (ii) Corporate Governance Guidelines; (iii) Code of Ethics and Business Conduct; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.berkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

WILLIAM R. BERKLEY

Executive Chairman

100	W. R. Berkley Corporation

ANNEX A

Forward-Looking Statements

This proxy statement and those documents incorporated by reference herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “potential,” “continued,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this proxy statement, including statements related to our outlook for the industry and for our performance for the year 2020 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

➣	the cyclical nature of the property casualty insurance industry;

➣	the impact of significant competition including new alternative entrants to the industry;

➣	the long-tail and potentially volatile nature of the insurance and reinsurance business;

➣	product demand and pricing;

➣	claims development and the process of estimating reserves;

➣

investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, real estate, merger arbitrage, energy related and private equity investments;

➣	the effects of emerging claim and coverage issues;

➣	the uncertain nature of damage theories and loss amounts, including claims for cyber security related risks;

➣	natural and man-made catastrophic losses, including as a result of terrorist activities, epidemics or pandemics such as COVID-19;

➣	the impact of climate change, which may increase the frequency and severity of catastrophe events;

➣	general economic and market activities, including inflation, interest rates and volatility in the credit and capital markets;

➣

the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition;

➣	foreign currency and political risks (including those associated with the United Kingdom’s withdrawal from the European Union, or “Brexit”) relating to our international operations;

➣	our ability to attract and retain key personnel and qualified employees;

➣	continued availability of capital and financing;

➣	the success of our new ventures or acquisitions and the availability of other opportunities;

➣	the availability of reinsurance;

2020 Proxy Statement	A-1

ANNEX A

➣	our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2015;

➣	the ability or willingness of our reinsurers to pay reinsurance recoverables owed to us;

➣	other legislative and regulatory developments, including those related to business practices in the insurance industry;

➣	credit risk relating to our policyholders, independent agents and brokers;

➣	changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies;

➣	the availability of dividends from our insurance company subsidiaries;

➣	potential difficulties with technology and/or cyber security issues;

➣	the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and

➣	other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2019 and from time to time in our other filings with the SEC.

We describe some of these risks and uncertainties in greater detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019. These risks and uncertainties could cause our actual results for the year 2020 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Our future financial performance is dependent upon factors discussed elsewhere in this proxy statement and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made.

A-2	W. R. Berkley Corporation

W. R. BERKLEY CORPORATION

ATTN: IRA S. LEDERMAN, SECRETARY

475 STEAMBOAT ROAD

GREENWICH, CT 06830

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are a stockholder of record or hold shares through a broker or a bank, your vote must be received by 11:59 p.m. Eastern Daylight Time on June 11, 2020.

If you are a current or former employee voting shares held under either the W. R. Berkley Corporation Profit Sharing Plan or the W. R. Berkley Corporation Employee Stock Purchase Plan, however, your vote with respect to those plan shares must be received by 11:59 p.m. Eastern Daylight Time on June 9, 2020.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D12142-P33777                             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

W. R. BERKLEY CORPORATION

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors	For	Against	Abstain
Nominees:
	1a. María Luisa Ferré	☐	☐	☐
	1b. Jack H. Nusbaum	☐	☐	☐
	1c. Mark L. Shapiro	☐	☐	☐
	1d. Jonathan Talisman	☐	☐	☐			For	Against	Abstain
2.	To approve and adopt an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 500,000,000 to 750,000,000						☐	☐	☐
3.

Non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, or “say-on-pay” vote

							☐	☐	☐
4.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

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D12143-P33777

W. R. BERKLEY CORPORATION

Annual Meeting of Stockholders

June 12, 2020 1:30 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints RICHARD M. BAIO and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders on June 12, 2020 at 1:30 p.m., and at any adjournment of such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side